FRANKLIN ELECTRIC CO., INC.
RETIREMENT PROGRAM
(Amended and Restated Effective January 1, 2015)

PAGE

ARTICLE I	NAME OF PLAN AND PURPOSE	1
1.01	Title	1
1.02	Purpose	1
1.03	Effective Date	1
ARTICLE II	DEFINITIONS	2
2.01	“Account”	2
2.02	“Administrator”	2
2.03	“Affiliate”	2
2.04	“After-Tax Contribution”	2
2.05	“Annual Addition”	2
2.06	“Annual Compensation”	2
2.07	“Before-Tax Contributions”	3
2.08	“Beneficiary”	3
2.09	“Board of Directors”	3
2.1	“Break In Service”	3
2.11	“Code”	3
2.12	“Committee”	3
2.13	“Company”	3
2.14	“Company Contribution”	4
2.15	“Company Stock”	4
2.16	“Credited Service”	4
2.17	“Disability”	4
2.18	“Employee”	5
2.19	“ERISA”	5
2.2	“Franklin Pump”	5
2.21	“Hour of Service”	5
2.22	“Highly Compensated Employee”	6
2.23	“Leave of Absence”	6
2.24	“Limitation Year”	7
2.25	“Matching Contribution”	7
2.26	“Named Fiduciary(ies)”	7
2.27	“Non-forfeitable”	7
2.28	“Normal Retirement Date”	7
2.29	“One-Year Break in Service”	7
2.3	“Participant”	7
2.31	“Plan”	7
2.32	“Rollover Account”	7
2.33	“Roth Contributions”	7
2.34	“Service”	7
2.35	“Service Contribution”	8

PAGE

2.36	“Transfer Account”	8
2.37	“Trust”	8
2.38	“Trustee”	9
2.39	“USERRA”	9
2.4	“Valuation Date”	9
2.41	“Vesting Service”	9
2.42	“Year” or “Plan Year”	9
2.43	“Year of Service”	10
ARTICLE III	PARTICIPATION	10
3.01	Eligibility Requirements	10
3.02	Participation	11
3.03	Rules Governing Participation	11
ARTICLE IV	CONTRIBUTIONS	12
4.01	Before-Tax Contributions, Roth Contributions and Matching Contributions	12
4.02	Distribution of Excess Deferrals	15
4.03	Service Contributions	16
4.04	Company Contributions	19
4.05	Maximum Annual Additions	19
4.06	Company’s Payments to the Trustee	20
4.07	Acceptance of Rollovers	20
ARTICLE V	ALLOCATIONS	21
5.01	Accounts	21
5.02	Crediting of Participant’s Contributions	21
5.03	Interpretation of Certain Dates	21
5.04	Assistance to Trustee	21
ARTICLE VI	BENEFITS	21
6.01	Normal Retirement	21
6.02	Disability	21
6.03	Death	22
6.04	Other Termination of Employment	22
6.05	Benefit Distribution Methods	22
6.06	Medium of Distribution	24
6.07	Retiring Participant’s Obligations	24
6.08	Other Distributions	24
6.09	Commencement of Payment of Benefits	24
6.1	Hardship Distribution of Before-Tax and Roth Contributions	25
6.11	In-Service Distributions	26
6.12	Withdrawal by Participant of After-Tax Contributions	26
6.13	Withdrawal from Transfer Account	27
6.14	Loans	27
6.15	Consent to Distribution: Special Distribution Rules	28
6.16	Unclaimed Amounts and Forfeitures	29
6.17	Minimum Distribution Requirements	29

PAGE

ARTICLE VII	BENEFICIARIES	30
7.01	Married Participants	30
7.02	Unmarried or Spouse/Consent Participants	30
7.03	Condition of Receipt of Payments by Beneficiary	31
7.04	Qualified Domestic Relations Orders	31
ARTICLE VIII	TRUST FUND	31
8.01	Trust Agreement	31
8.02	Directed Investments by Participants.	31
ARTICLE IX	COMMITTEE	32
9.01	Committee	32
9.02	Resignation of Committee Member and Appointment of Successor	32
9.03	Compensation of Committee Members	32
9.04	Powers and Duties of Committee	32
9.05	No Discrimination	33
ARTICLE X	TERMINATION OR DISCONTINUANCE	33
10.01	Right to Terminate Plan	33
10.02	Effect of Termination or Discontinuance	34
ARTICLE XI	AMENDMENTS	34
11.01	Amendments to this Plan	34
11.02	Amendments to Become Part of the Plan	35
11.03	Approval of Amendments by Internal Revenue Service	35
ARTICLE XII	CERTAIN FIDUCIARY MATTERS	35
12.01	Named Fiduciary; Administrator	35
12.02	Allocation of Fiduciary Duties	35
12.03	Multiple Capacities	36
12.04	Employment of Others	36
12.05	Claims Procedure	36
12.06	Investment Objectives and Funding Policies	37
ARTICLE XIII	INDEMNIFICATION	37
ARTICLE XIV	PARTICIPATING EMPLOYERS	37
14.01	Definition	37
14.02	In General	37
14.03	Employees Treated As Employed by One Employer	37
14.04	Contributions	37
14.05	Withdrawal by Participating Employer	38
14.06	Service Prior to Business Transaction	38
ARTICLE XV	TOP-HEAVY PROVISIONS	38
15.01	Top-Heavy Definitions	38
15.02	Minimum Allocation	41
15.03	Non-forfeitability of Minimum Allocation	41
15.04	Compensation Limitation	42
15.05	Top-Heavy Compensation	42
15.06	Top-Heavy Valuation Date	42

PAGE

ARTICLE XVI	MISCELLANEOUS MATTERS	42
16.01	Expenses of Administration	42
16.02	Notices by the Company to the Trustee and Committee	42
16.03	No Recovery by the Company	42
16.04	Governing Law	42
16.05	Inspection of Records by Participants	43
16.06	Construction of Plan	43
16.07	Persons Under Legal Disability	43
16.08	Spendthrift Provision	43
16.09	Condition of Qualification	44
16.1	Merger	44
16.11	Successors and Assigns	44
16.12	Gender and Number	44
16.13	Participant’s Rights	44
16.14	No Guarantee	45
16.15	Overpayments, Recoupment	45
16.16	Counterparts	45
16.17	Qualified Domestic Relation Orders (“QDROs”)	45
16.18	Special Rules Relating to Veterans Reemployment Rights Under USERRA and the HEART Act	46
16.19	Protected Benefits	47
ARTICLE XVII	PROVISIONS RELATING TO PRIOR PLANS	48
17.01	Merger of Prior Plans into the Plan	48
17.02	Prior Plan Accounts	48
17.03	Eligibility to Participate	48
17.04	Before-Tax Contributions	48
17.05	Matching Contributions	48
17.06	Non-forfeitable	48
17.07	Directed Investment	48
17.08	In-Service Withdrawals	48
17.09	Payment of Account Balance	49
17.1	Loans	49
17.11	Use of Terms	49
ARTICLE XVIII	PROVISIONS RELATING TO FRANKLIN ELECTRIC cO., iNC. eMPLOYEE sTOCK OWNERSHIP PLAN	49
18.01	Merger of Franklin Electric Co., Inc. Employee Stock Ownership Plan into the Plan	49
18.02	ESOP Accounts	49
18.03	Vesting	49
18.04	Directed Investment	50
18.05	ESOP References	50
ARTICLE XIX	ACCOUNTS TRANSFERRED FROM AMCHECK PORTLAND 401(K) PLAN for employees of cerus inDUSTRIAL	51
19.01	Use of Terms	51

PAGE

19.02	Transfer of Accounts	51
19.03	Non-forfeitable	51
19.04	Elective Contribution and Rollover Contribution Sub-Accounts	51
19.05	Roth Contribution Sub-Account	51
19.06	Directed Investment	51
19.07	In-Service Withdrawals	51
19.08	Payment of Account Balance	51
19.09	Loans	52
ARTICLE XX	ACCOUNTS TRANSFERRED FROM Pioneer pump, inc. 401(K) PLAN	52
20.01	Use of Terms	52
20.02	Transfer of Accounts	52
20.03	Non-forfeitable	52
20.04	Elective Contribution and Rollover Contribution Sub-Accounts	52
20.05	Roth Contribution Sub-Account	52
20.06	Directed Investment	52
20.07	In-Service Withdrawals	52
20.08	Payment of Account Balance	53
20.09	Loans	53

Exhibit 4.3

FRANKLIN ELECTRIC CO., INC.
RETIREMENT PROGRAM
(Amended and Restated Effective December 1, 2013)
This Plan, as Amended and Restated Effective January 1, 2015, is effective the 1st day of January, 2015, unless otherwise designated herein. The Plan is established and maintained by Franklin Electric Co., Inc., a corporation organized and existing under the laws of the State of Indiana (“Franklin”). The Plan is hereby executed and restated effective January 1, 2015 to incorporate all Plan amendments executed since December 1, 2013 and to generally update outdated Plan provisions.
WITNESSETH THAT:
WHEREAS, Franklin established the Franklin Electric Co., Inc. Directed Investment Salary Plan (the “Plan”), effective January 1, 1984, which Plan has been amended from time to time; and
WHEREAS, pursuant to Article XI of the Plan, the Employee Benefits Committee is authorized to amend the Plan as it deems appropriate, and now deems it appropriate to further amend and restate this Plan, effective as of January 1, 2015.
NOW, THEREFORE, in consideration of the premises and for the purpose of setting forth the rights and obligations of Franklin, the Participants and the Trustee, the Plan, as amended and restated effective January 1, 2015, is as follows:
ARTICLE I

NAME OF PLAN AND PURPOSE
1.01    Title. This Plan is established for the exclusive benefit of Participants and their Beneficiaries and shall be known as the Franklin Electric Co., Inc. Retirement Program (the “Plan”).
1.02    Purpose. It is the purpose of this Plan to provide those Employees of the Company who become Participants under the Plan with benefits as provided in the Plan for the benefit of themselves and their Beneficiaries in order to compensate and reward such Participants for loyal and faithful service and to aid them in increasing their economic security. This Plan shall qualify as a “profit sharing plan” for purposes of Section 401(a)(27)(B) of the Code.
1.03    Effective Date. Except as otherwise specifically provided herein, the provisions of the Plan apply only to Participants (or Beneficiaries) who participate in the Plan on or after January 1, 2015. Any Participant who retired or terminated employment prior to January 1, 2015 (or Beneficiary thereof) shall have his rights determined under the provisions of the Plan as it existed when his employment relationship terminated; provided, however, that the minimum distribution requirements described by Section 401(a)(9) of the Code shall apply to the extent required by law.

ARTICLE II

DEFINITIONS
For the purpose of this Plan, the following words, when used herein, shall have the following meanings unless the context clearly indicates otherwise:
2.01    “Account” shall mean the record and account of a Participant’s interest in the assets of the Trust, as maintained by the Trustee pursuant to the provisions of Section 5.01.
2.02    “Administrator” shall mean the Administrator designated at Section 12.01 of this Plan.
2.03    “Affiliate” shall mean any person or entity that, together with Franklin, would be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
2.04    “After-Tax Contribution” shall mean Company contributions made to the Plan prior to January 1, 1987 on an after-tax basis at the election of the Participant, in lieu of cash Compensation, pursuant to the provisions of Section 6.12.
2.05    “Annual Addition” shall mean the addition to a Participant’s Account as defined in Section 415(c)(2) of the Code.
2.06    “Annual Compensation” shall mean:
(a)    Wages paid by the Company to an Employee while a Participant that are subject to withholding including, without limitation, bonuses, commissions, overtime and any other amount required to be taken into account under Treasury Regulation §1.415(c)-2(b), but excluding any taxable income pertaining to or resulting from participation in the Company’s stock-based plans, any reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, welfare benefits, any amounts paid after termination of employment with the Company (other than those required to be included in accordance with Treasury Regulation §1.415(c)-2(e)(3)) and any other amount required to be excluded under Treasury Regulation §1.415(c)-2(c). Wages subject to withholding is defined to mean wages within the meaning of Section 3401(a) of the Code for the purpose of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed. Annual Compensation shall also include any amount which is contributed by the Company pursuant to a salary reduction agreement and which is not includible in the gross income of the Participant under Sections 125, 132(f)(4), 402(e)(3) or 402(h)(1)(B) of the Code.
(b)    In addition to other applicable limitations set forth in the Plan and notwithstanding any other provision of the Plan to the contrary, the annual Compensation of each Employee taken into account under the Plan shall not exceed the EGTRRA annual compensation limit. The EGTRRA annual compensation limit is $265,000, as adjusted by the Commissioner for increases in the cost of living in accordance with Code Section 401(a)(17)(B). The cost-of-living adjustment in effect for a calendar year applies to any period, not exceeding 12 months, over which Compensation is determined (determination period) beginning in such calendar year. If a determination period consists of fewer than 12 months, the EGTRRA annual compensation limit will be multiplied by a fraction, the numerator of which is the number of months in the determination period, and the denominator of which is 12. Any reference in this Plan to the limitation under Code Section 401(a)(17) shall mean the EGTRRA annual compensation limit set forth in this Section.
2.07    “Before-Tax Contributions” shall mean Company contributions made to the Plan on a pre-tax basis at the election of the Participant pursuant to a salary reduction agreement, in lieu of cash Compensation.
2.08    “Beneficiary” shall mean a person(s), trust(s), estate(s), or other entity(ies) designated by a Participant to receive any amount or benefit due upon the death of such Participant. In the event the Participant dies without a written beneficiary designation on file with the Administrator, his Beneficiary shall be deemed to be the estate of the Participant. The designation of a spouse as Beneficiary shall become null and void in the event of the divorce of the Participant unless the Participant makes a beneficiary designation after the final date of such divorce naming such former spouse as his Beneficiary. The provisions of Section 7.02 below provide further rules pertaining to the naming of a Beneficiary.
2.09    “Board of Directors” shall mean the Board of Directors of Franklin.
2.10    “Break In Service” means the cessation of crediting Hours of Service when the Employee (a) terminates employment; (b) is discharged; (c) fails to report for work within the period required under the law pertaining to veterans’ reemployment rights after he is released from military duty with the armed forces of the United States, in which case his Break in Service shall be deemed to have occurred on the first day of his authorized Leave of Absence for such military duty; (d) is on layoff and fails to return to employment, in which case his Break in Service shall be deemed to have occurred on the first day of such layoff; or (e) dies.
2.11    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. Reference to a section of the Code shall include that section and any comparable section or sections of any future legislation that amends, supplements, or supersedes said section.
2.12    “Committee” shall mean the Employee Benefits Committee of Franklin Electric Co., Inc. as appointed by its Board of Directors from time to time.
2.13    “Company” shall mean Franklin and any Affiliate that adopts this Plan, subject to the approval of Franklin. For purposes of determining employment and termination of employment with the Company, “Company” shall include all Affiliates.
2.14    “Company Contribution” shall mean the contribution to the Plan made by the Company in accordance with Section 4.04.

2.15    “Company Stock” shall mean any qualifying Company security within the meaning of Section 4975(e)(8) of the Code and Section 407(d)(5) of ERISA and regulations thereunder.
2.16    “Credited Service” means the service used to determine the amount of a Participant’s Service Contribution under Section 4.03 of the Plan. A Participant shall be credited with one year of Credited Service for each Plan Year commencing on or after January 1, 2012 during which the Participant has been credited with at least 1,000 Hours of Service with the Company A Participant may not be credited with any partial years of Credited Service.
(a)    If an Employee who has had a Break in Service is subsequently reemployed by the Company as a Employee and resumes participation in the Plan, he shall be considered a new Employee for purposes of the Plan, except (i) if at such Break in Service he was vested in any portion of his Account, the Credited Service he had at such Break in Service shall be reinstated upon his reemployment; (ii) if he is reemployed before he has incurred a One-Year Break in Service, his prior Credited Service shall be reinstated upon his reemployment; or (iii) if neither (i) nor (ii) above are applicable and if the number of consecutive One-Year Breaks in Service ending after a Break in Service does not equal or exceed five, his prior Credited Service shall be reinstated upon his reemployment.
(b)    A Participant who was an active participant in the Franklin Electric Co., Inc. Cash Balance Pension Plan (the “Cash Balance Plan”) on December 31, 2011 had all “credited service” credited to him under the Cash Balance Plan as of such date counted as Credited Service. A Participant who (i) was not an active participant in the Cash Balance Plan on December 31, 2011 or (ii) had less than five years of “credited service” credited to him under the Cash Balance Plan on December 31, 2011 was credited with one year of Credited Service for each Plan Year commencing prior to January 1, 2012 (up to a maximum of five years of Credited Service), during which the Participant was credited with at least 1,000 Hours of Service.
(c)    For purposes of Section 4.03(c)(iii) only, if data is not available to calculate years of Credit Service for a Participant’s period of employment while classified as an hourly employee, such Participant will be credited with one year of Credited Service for each Year of Service completed during such period.
2.17    “Disability” means a physical or mental impairment that (a) renders a Participant eligible for disability benefits under the federal Social Security Act in effect on the date of Disability, or (b) causes a Participant to be approved for long-term disability coverage by the Company’s long-term disability benefit provider. A Disability shall be deemed to exist only upon the submission of evidence to the Committee that a Participant is eligible for disability benefits under the Social Security Act or was approved for long-term disability benefits by the Company’s long-term disability benefit provider.
2.18    “Employee” shall mean:
(a)    Any employee receiving salary or wages directly from the Company.

(b)    Notwithstanding the foregoing, “Employee” shall not include (i) any employee of the Company covered by a collective bargaining agreement between employee representatives of the Company if retirement benefits were the subject of good faith bargaining between such employee representatives and the Company, and such collective bargaining agreement does not provide for the participation in the Plan, or (ii) any employee of the Company who is a non-resident alien and who receives no earned income from the Company that constitutes income from sources within the United States.
(c)    A person who is not employed by the Company but who performs services for the Company pursuant to an agreement between the Company and a leasing organization shall be considered a “leased employee” after such person performs such services on a substantially full-time basis for at least 12 months and the services are performed under the primary direction or control of the Company. A person who is considered a leased employee of the Company shall not be considered an Employee for purposes of the Plan. If a leased employee subsequently becomes an Employee, and thereafter participates in the Plan, he shall be given credit for his period of employment as a leased employee for eligibility and vesting purposes, except to the extent that the requirements of Section 414(n)(5) of the Code were satisfied with respect to such Employee while he was a leased employee.
(d)    An independent contractor is not considered an Employee for purposes of the Plan. The term “independent contractor” shall mean a person who is not considered to be a “leased employee” as defined above and who is engaged as an independent contractor pursuant to a contract, or otherwise contemplates or implies that he will function as an independent contractor. Only individuals who are paid as Employees from the Company payroll and treated by the Company at all times as Employees shall be deemed Employees for purposes of the Plan, and no independent contractor shall be treated as an Employee under the Plan during the period he renders services to the Company as an independent contractor. Any person retroactively or in any other way held or found to be a “common law employee” shall not be eligible to participate in the Plan for any period during which he was not treated as an employee by the Company and considered to be an “Employee” under this definition.
2.19    “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended. Reference to a section of ERISA shall include that section and any comparable section or sections of any future legislation that amends, supplements, or supercedes said section.
2.20    “Franklin Pump” means the Franklin Pump division of the Company located at Little Rock, Arkansas.
2.21    “Hour of Service” means (a) each Hour for which an Employee is paid or entitled to payment for the performance of duties for the Company or an Affiliate during the applicable computation period for which his Hours of Service are being determined; (b) each Hour for which an Employee is directly or indirectly paid by the Company or an Affiliate or is entitled to payment from the Company or an Affiliate during which no duties are performed by reason of vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence (but not in excess of 501 hours in any continuous period during which no duties are performed);

and (c) each Hour of Service for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Company (but not in excess of 501 hours in any continuous period).
Hours of Service shall be calculated in accordance with Department of Labor Regulations Section 2530.200b-2(b) and (c) or. any future legislation or regulation that amends, supplements or supersedes that Section.
In determining Hours of Service, an Employee who is employed by the Company or an Affiliate on other than an hourly rated basis, or for whom no time records are available to determine an Hour of Service, shall be credited with eight Hours of Service per day for each day the Employee would be credited with service pursuant to Subsection (a), (b) or (c) above.
Solely for purposes of determining whether a Break in Service has occurred for purposes of Vesting Service, Hours of Service shall include Hours (not to exceed 501 Hours for any single absence) which would have been credited to such Employee but for an approved Leave of Absence due to the Employee’s pregnancy, the birth of the Employee’s child, the placement of a child with the Employee in connection with the Employee’s adoption of such child, or the caring for such child for a period beginning immediately following such birth or placement.
Solely for purposes of determining whether a Break in Service has occurred for purposes of Vesting Service, Hours of Service shall include Hours during an approved leave of absence granted by the Company or any Affiliate to an Employee pursuant to the Family and Medical Leave Act, if the Employee returns to work for the Company or an Affiliate at the end of such leave of absence.
2.22    “Highly Compensated Employee” shall mean any Employee who (a) during the current Plan Year or the preceding Plan Year was at any time a 5% owner of the Company; or (b) during the preceding Plan Year received Compensation from the Company in excess of $120,000, or such greater amount provided by the Secretary of the Treasury pursuant to Code Section 414(q), and, if elected by the Company, was in the Top Paid Group of Employees for such Plan Year. A Participant is in the Top Paid Group for such Plan Year if he is in the group consisting of the top 20% of the Employees when ranked on the basis of Compensation (as defined in Code Section 414(q)(4)) paid during such Plan Year.
2.23    “Leave of Absence” shall mean permission granted to an Employee by the Company, in writing, to be absent from the active performance of his duties for any reason pursuant to policies established from time to time by the Company with the understanding that the Employee will return to the active employment of the Company at the expiration of such Leave of Absence.
2.24    “Limitation Year” shall mean the same 12-month period as the Plan Year, unless otherwise resolved by the Board of Directors of Franklin.
2.25    “Matching Contribution” shall mean a contribution made to the Plan by the Company on account of a Participant’s Before-Tax Contribution.

2.26    “Named Fiduciary(ies)” shall mean the Named Fiduciary(ies) designated at Section 12.01 of this Plan.
2.27    “Non-forfeitable” shall mean that portion of a Participant’s Account to which a Participant is entitled upon termination of employment with the Company as provided in Article VI below.
2.28    “Normal Retirement Date” shall mean the first day of the month coinciding with or next following the date on which the Participant shall have attained his 65th birthday.
2.29    “One-Year Break in Service” means a Plan Year in which an Employee who has had a Break in Service has fewer than 501 Hours of Service.
2.30    “Participant” shall mean an Employee who has satisfied the participation requirements described in Section 3.01 below.
2.31     “Plan” shall mean this Franklin Electric Co., Inc. Retirement Program, as amended from time to time.
2.32    “Rollover Account” shall mean that portion of such Participant’s Account which evidences the value of a Participant’s interest in any other qualified retirement plan or individual retirement arrangement transferred to this Plan pursuant to the provisions of Section 4.07 below.
2.33    “Roth Contributions” shall mean Company contributions made to the Plan at the election of the Participant pursuant to a salary reduction agreement, in lieu of cash Compensation which: (a) are designated irrevocably by the Participant at the time of execution of the applicable salary reduction agreement as Roth Contributions; (b) are treated by the Company as included in the Participant’s income at the time the Participant would have received the amount in cash if the Participant had not made the election with respect to such Roth Contributions so that such Roth Contributions shall be treated as wages subject to applicable withholding requirements; and (c) are maintained by the Plan in a separate account for Roth Contributions pursuant to Section 5.01.
2.34    “Service” shall mean:
(a)    The period of time elapsed from the date an Employee commences employment with the Company and Affiliates and continuing until the earlier of: (i) the date the Employee quits, retires, is discharged, or resigns, or dies; and (ii) the date which is 12 months after the date the Employee is first absent from employment with the Company and all Affiliates for any reason other than quitting, retirement, discharge, resignation or death (such as vacation, holiday, sickness, disability, Leave of Absence or layoff); provided that the Service of an Employee who severs from Service in accordance with clause (i) above, and who is reemployed by the Company or an Affiliate within 12 months of such date, shall include the period of time from the date of such severance from Service to the date of such reemployment.

(b)    For purposes of determining an Employee’s Service, (i) an Employee’s employment with the Company shall be deemed to have been severed on the date of his quitting, retirement, discharge, resignation or death, as applicable and (ii) the employment with the Company of an Employee who has not quit, retired, been discharged, resigned or died shall be deemed to have been severed on account of an authorized vacation, holiday, sickness, disability, leave or layoff referred to in (a)(ii) when such absence exceeds two years in length (provided that an absence of two years or less shall not be taken into account for any purpose if it is attributable to an absence from work by reason of: (A) pregnancy of the Employee; (B) birth of a child to the Employee; (C) placement of a child with the Employee in connection with the adoption of such child; (D) absence for purposes of caring for such child for a period immediately following such birth or placement; or (E) the leave requirement in accordance with 29 USCS §2612 (Family and Medical Leave Act of 1993). The period of an Employee’s Service shall be determined solely by reference to the Company’s records. In determining the period of an Employee’s Service hereunder, a full month shall be deemed to have 30 days and a full year shall be deemed to have 12 months or 365 days.
(c)    For purposes of determining Service, the following shall be treated as employment with the Company:
(i)    an Employee’s employment with Franklin Pump Systems, Inc. prior to October 3, 2004;
(ii)    an Employee’s employment with Little Giant Pump Company prior to April 21, 2006; and
(iii)    an Employee’s employment with Healy Systems, Inc. prior to September 15, 2006.
2.35    “Service Contribution” shall mean the contribution to the Plan made by the Company in accordance with Section 4.03.
2.36    “Transfer Account” shall mean that portion of a Participant’s Account which evidences the value of the sum of the following, including the net worth of the Trust Fund attributable thereto: (a) the value of the Participant’s interest in the Franklin Electric Savings Plan transferred to this Plan, and (b) the value of the Participant’s voluntary contribution interest in the Franklin Electric Co., Inc. Contributory Retirement Plan prior to December 31, 1984 transferred to this Plan.
2.37    “Trust” shall mean the legal entity created by the separate Franklin Electric Co., Inc. Profit Sharing Trust Agreement by which the several contributions pursuant to the Plan shall be received, held, invested, and disbursed to or for the exclusive benefit of the Participants and their Beneficiaries.
2.38    “Trustee” shall mean the trustee described in the Trust, and any successors thereto.

2.39    “USERRA” shall mean the Uniformed Services Employment and Reemployment Rights Act of 1994.
2.40    “Valuation Date” shall mean each business day.
2.41    “Vesting Service” means the service used to determine an Employee’s eligibility to receive a distribution of his Service Contributions and to determine if an Employee’s Vesting Service prior to a Break in Service shall be reinstated if he is reemployed. An Employee shall receive credit for Vesting Service for his period of employment with the Company determined according to the following rules:
(a)    An Employee shall be credited with one year of Vesting Service for each Plan Year during which he is credited with at least 1,000 Hours of Service with the Company or any Affiliate, commencing as of January 1 of the Plan Year coincident with or immediately preceding the latest of (i) January 1, 1976; (ii) the Employee’s original hire date; or (iii) if the Employee is considered to be a “new Employee” under Subsection (d), the applicable reemployment date.
(b)    An Employee shall be credited with one year of Vesting Service for each Plan Year during which he is credited with at least 1,000 Hours of Service with Oil Dynamics, Inc.; provided, however, that such Employee must either (i) transfer directly from employment with the Company or any Affiliate to Oil Dynamics, Inc., or (ii) transfer directly from employment with Oil Dynamics, Inc. to the Company or any Affiliate.
(c)    Vesting Service shall not be deemed to have been broken by any transfer of employment of an Employee between the Company and any Affiliate or if an Employee is receiving credit for Hours of Service under Section 2.21.
(d)    If an Employee who has had a Break in Service is subsequently reemployed by the Company or any Affiliate as an Employee, he shall be considered a new Employee for purposes of the Plan, except (i) if at such Break in Service he was vested in any portion of his Account, the Vesting Service he had at such Break in Service shall be reinstated upon his reemployment; (ii) if he is reemployed before he has incurred a One-Year Break in Service, his prior Vesting Service shall be reinstated upon his reemployment; or (iii) if neither (i) nor (ii) above are applicable and if the number of consecutive One-Year Breaks in Service ending after a Break in Service does not equal or exceed five, his prior Vesting Service shall be reinstated upon his reemployment.
(e)    A Participant may not be credited with any partial years of Vesting Service.
2.42    “Year” or “Plan Year” shall mean the period commencing each January 1 hereunder and ending on the following December 31.
2.43    “Year of Service” shall mean a 12 consecutive month period of Service.

ARTICLE III

PARTICIPATION
3.01    Eligibility Requirements.
(a)    Eligibility for Before-Tax, Roth and Matching Contributions. An Employee shall become a Participant in the Plan with respect to Before-Tax Contributions, Roth Contributions and Matching Contributions according to the provisions of this Section 3.01(a).
(i)    Any Participant in the Plan as of December 31, 2014 shall continue as a Participant on and after January 1, 2015. Such Participant’s Before-Tax Contribution elections shall remain in effect on and after January 1, 2015 until he elects to change such elections pursuant to Section 4.01(a)(iii)(B).
(ii)    Any individual hired by or transferred to the Company on or after January 1, 2015 who is not both (A) employed by Franklin Pump and (B) covered by a collective bargaining agreement shall automatically be enrolled as a Participant as of his date of hire.
(iii)    Any individual hired by or transferred to the Company on or after January 1, 2015 who is both (A) employed by Franklin Pump and (B) covered by a collective bargaining agreement shall be eligible to become a Participant upon complying with the requirements of Section 3.02.
(iv)    In the event a Participant becomes ineligible to participate in the Plan because he is no longer classified as an Employee, such Employee shall automatically participate in the Plan immediately upon his return to the status of an Employee.
(b)    Eligibility for Service Contributions.
(i)    Except as described in subsections (ii) and (iii) below, an Employee shall become a Participant with respect to Service Contributions as of the later of January 1, 2012 or the date he becomes an Employee.
(ii)    Notwithstanding the foregoing, an Employee classified as an hourly Employee who reached his 50th birthday prior to January 1, 2012 and accrues a benefit under the Franklin Electric Co., Inc. Pension Plan after such date shall be eligible to become a Participant with respect to Service Contributions as of January 1, 2017, if he is an Employee on such date, and such hourly Employee shall not be eligible for Service Contributions for any period of time prior to January 1, 2017.
(iii)    Notwithstanding the foregoing, an Employee who is employed by Franklin Pump and covered by a collective bargaining agreement shall not be eligible to participate in the Plan with respect to Service Contributions.

(iv)    Notwithstanding the foregoing, an Employee who is employed by Franklin Control Systems (formerly known as the Cerus Industrial/FCS Hillsboro, OR group), other than an Employee who transfers employment to Franklin Control Systems from another group within the Company, if immediately prior to the transfer he is eligible to receive a Service Contribution, shall not be eligible to participate in the Plan with respect to Service Contributions for any Plan Year beginning on or after January 1, 2014.
(v)    Notwithstanding the foregoing, an Employee who is employed by Pioneer Pump, Inc. (“Pioneer Pump”), other than an Employee who transfers employment to Pioneer Pump from another group within the Company, if immediately prior to the transfer he is eligible to receive a Service Contribution, shall not be eligible to participate in the Plan with respect to Service Contributions for any Plan Year beginning on or after January 1, 2015.
(c)    Eligibility for Company Contributions. Each Employee who is both employed by Franklin Pump and covered by a collective bargaining agreement shall become a Participant with respect to Company Contributions as of his date of hire. No other Employee shall be eligible to participate in the Plan with respect to Company Contributions.
(d)    Eligibility for Rollover Contributions. Each Employee may make a rollover contribution to the Plan in accordance with Section 4.07 at any time after he commences employment with the Company, and shall become a Participant with respect to such Rollover Contribution, provided he complies with the requirements of Section 3.02 below, as applicable.
3.02    Participation. Each eligible Employee who is not automatically enrolled in the Plan may become a Participant with respect to Before-Tax Contributions, Roth Contributions and Matching Contributions by enrolling in the Plan and making investment elections in accordance with reasonable procedures established by the Committee. Such eligible Employee’s participation in the Plan with respect to Before-Tax Contributions, Roth Contributions and Matching Contributions shall not become effective until he completes the enrollment procedures.
3.03    Rules Governing Participation. A Participant shall have no right to receive any distribution under the Plan except as herein expressly provided, and shall be bound at all times by the provisions of his acceptance and by the terms of the Plan, including all amendments thereof made in the manner hereinafter authorized or otherwise as permitted by law.
ARTICLE IV

CONTRIBUTIONS
4.01    Before-Tax Contributions, Roth Contributions and Matching Contributions.
(a)    Before-Tax Contributions and Roth Contributions.

(i)    An Employee who automatically becomes a Participant in the Plan in accordance with subsection 3.01(a) shall be deemed to have elected to reduce his Annual Compensation by the amount specified in the table set forth herein, and to have the amount by which his Annual Compensation is reduced contributed on his behalf by the Company as a Before-Tax Contribution to the Plan. Such deemed election shall be effective as of the first payroll period beginning after 30 days of Service, unless in each case such Employee, on or before such effective date, makes an election not to participate in the Plan, or to participate and authorize the Company to reduce his Annual Compensation by a percentage greater or less than the amount specified in the table set forth herein, in which case such Before-Tax Contributions will commence as soon as practicable.
Unless otherwise elected, the Participant’s Annual Compensation shall be reduced as follows:

Plan Year of Automatic Enrollment	% of Reduction to Annual Compensation
First	3%
Second	3%
Third	4%
Fourth	5%
Fifth or More	6%

(ii)    Subject to subsection 4.01(a)(i), each Participant may elect, pursuant to procedures established by the Committee, to (A) not participate in the Plan or (B) reduce his Annual Compensation from 1% to 50%, in increments of 1%, and to have the amount by which his Annual Compensation is reduced contributed on his behalf by the Company as a Before-Tax Contribution to the Plan. The elections made pursuant to this subsection 4.01(a)(ii) shall be effective only with respect to Annual Compensation not yet earned as of the date of such election or deemed election.
(iii)    Subject to subsection 4.01(a)(i), each Participant may elect, pursuant to a payroll deduction election, to authorize Roth Contributions in lieu of all or any portion of the Before-Tax Contributions, including Catch-Up Contributions (as defined in Section 4.01(b)), if applicable, that he is eligible to authorize for the applicable Plan Year pursuant to Section 4.01(a)(ii).
(iv)    With respect to the above-described Before-Tax Contributions and Roth Contributions, the following rules and procedures shall apply:
(A)    Contributions shall be made through regular payroll deductions.

(B)    A Participant may increase, decrease or cease his Before-Tax Contributions and/or Roth Contributions by so electing in accordance with reasonable procedures established from time to time by the Committee.
(C)    The Company may amend or revoke a Participant’s Before-Tax/Roth Contribution election at any time, if the Company determines that such revocation or amendment is necessary to insure that a Participant’s Annual Additions for any year will not exceed the limitations of Sections 4.02 or 4.05 below, or, if applicable, to ensure that the discrimination tests of Sections 401(k) or 401(m) of the Internal Revenue Service are met for such year.
(D)    The Company shall contribute to the Trust Fund the Before-Tax Contributions and/or Roth Contribution amounts on the earliest date on which they can reasonably be segregated but in no case later than the 15th of the month following the month when the Company deducts the contribution.
(E)    A payroll deduction election effective prior to a Leave of Absence or to a period of layoff will be automatically effective upon the Participant’s return to employment.
(F)    The termination of a Participant’s employment, or the cessation of participation for any reason, shall be deemed to revoke any Before-Tax/Roth Contributions agreements then in effect, effective immediately following the close of the pay period within which such termination or cessation occurs.
(G)    The Committee may adopt such other rules and procedures concerning the administration of this Section 4.01(a) as it deems appropriate, from time to time, which rules and procedures shall apply on a uniform and non-discriminatory basis.
(H)    The elective deferrals (as defined in Code Section 402(g)(3)) of any Participant, including his or her Before-Tax Contributions and Roth Contributions but excluding any Catch-Up Contributions, for any taxable year of the Participant shall not exceed the dollar limitations set forth in Section 402(g) of the Code, (as adjusted from time to time by the Secretary of the Treasury) which is $18,000 for the Plan Year beginning on January 1, 2015.
The portion of a Participant’s Account attributable to Before-Tax Contributions and Roth Contributions shall be Non-forfeitable at all times.
(b)    Catch-Up Contributions.

(i)    A Participant who has made the maximum amount of Before-Tax Contributions and Roth Contributions permitted by Section 4.01(a) for a Plan Year and who has attained or will attain age 50 during such Plan Year may elect to make additional Before-Tax Contributions and/or Roth Contributions in accordance with and subject to the limitations of Code Section 414(v). These additional Before-Tax Contributions and/or Roth Contributions shall not be considered for purposes of the tests and limitations under Sections 4.01 and 4.05, shall not be eligible for Matching Contributions under Section 4.01(c), and shall not exceed the dollar limitations set forth in Section 414(v) (as adjusted from time to time by the Secretary of the Treasury) which is $6,000 for the Plan Year beginning on January 1, 2015.
(ii)    Notwithstanding the requirements of any other provision of the Plan, a Participant may elect to make the additional Before-Tax Contributions and/or Roth Contributions permitted by Section 4.01(b)(i) with respect to any payroll period of the Plan Year so that an equal amount of additional Before-Tax Contributions and/or Roth Contributions are made during each remaining payroll period during the Plan Year until the maximum amount of Before-Tax Contributions and Roth Contributions are made for the Plan Year. A Participant may also elect to make the additional Before-Tax Contributions and/or Roth Contributions permitted by this Section 4.01(b) in any amount and with respect to any payroll period during a Plan Year in which he is eligible to make such additional Before-Tax Contributions and Roth Contributions, subject to the limitations of Section 4.01(b)(i).
(c)    Matching Contributions.
(i)    (I)    Except as described below in subsection 4.01(c)(i)(B), the Company shall make a Matching Contribution on behalf of each Participant equal to 100% of the first 2% of each Participant’s combined Before-Tax Contribution and Roth Contribution and 50% of the next 3% of each Participant’s combined Before-Tax Contribution and Roth Contribution for such Plan Year so that the maximum Matching Contribution for such Plan Year shall not exceed 3½% of such Participant’s Annual Compensation paid for such Plan Year.
(A)    Notwithstanding subsection 4.01(c)(i)(A), no Participant employed by Franklin Pump who is covered by a collective bargaining agreement shall be eligible to receive Matching Contributions for any Plan Year. A Participant who transfers employment to or from Franklin Pump and is covered by a collective bargaining agreement during a Plan Year shall not be eligible for Matching Contributions with respect to Before-Tax Contributions made during such Plan Year while employed by Franklin Pump and covered by a collective bargaining agreement.
(ii)    Notwithstanding subsection 4.01(c)(i), no Participant who is a Prior Plan Participant with respect to the EBW, Inc. Hourly Employees 401(k) Plan shall be eligible to receive Matching Contributions under the Plan or through the Franklin

Electric Co., Inc. Employee Stock Ownership Plan for any Plan Year commencing prior to January 1, 2009.
(iii)    The Company may suspend or stop making any Matching Contributions that would otherwise be paid to a Participant, if the Company determines that such action is necessary to insure that the discrimination tests of Sections 401(k) and 401(m) of the Code are met for such Plan Year, if applicable.
(iv)    The portion of a Participant’s Account attributable to Matching Contributions shall be Non-forfeitable at all times.
(v)    Each contribution made by the Company hereunder shall be conditioned upon the deductibility of the contribution under Section 404 of the Code.
4.02    Distribution of Excess Deferrals. No Participant shall be permitted to make Before-Tax Contributions or Roth Contributions under this Plan or any other qualified plan maintained by the Company during any taxable year in excess of the dollar limitation contained in Section 402(g) of the Code in effect at the beginning of such taxable year. A Participant may, not later than March 1 following the close of the Participant’s taxable year (or such other date as determined by the Committee), notify the Committee in writing of any Excess Deferrals (as defined in Section 4.02(d) below made during such taxable year of the Participant and request that all or a portion of such Excess Deferrals be reduced by an amount specified by the Participant. Excess Deferrals, valued as of the Valuation Date immediately preceding the date of distribution, may be distributed upon the direction of the Committee (but such distribution is not required) no later than April 15 to any Participant who made the above-described request with respect to Excess Deferrals for the preceding year. The following rules shall apply with respect to Excess Deferrals:
(a)    The Participant’s request shall be in writing; shall be submitted to the Committee not later than March 1st of any year (or such other date as is determined by the Committee); shall specify the amount of the Participant’s Excess Deferral for the preceding calendar year; and shall be accompanied by the Participant’s written statement that if such amounts are not distributed, such Excess Deferrals, when added to amounts deferred under other plans or arrangements described in Sections 401(k), 408(k) or 403(b) of the Code, will exceed the limit imposed on the Participant by Section 402(g) of the Code for the Plan Year in which the deferral occurred.
(b)    Any distribution of Excess Deferrals shall be made from Before-Tax Contributions and Roth Contributions in the following order: (i) unmatched Before-Tax Contributions; (ii) Before-Tax Contributions which were matched; (iii) unmatched Roth Contributions; and (iv) Roth which were matched. Matching Contributions which relate to distributed Before-Tax Contributions and Roth Contributions shall be forfeited.
(c)    The Company shall be deemed to have been notified of an Excess Deferral if such Excess Deferral arises solely from Before-Tax Contributions and/or Roth Contributions made under this Plan.

(d)    “Excess Deferrals” shall mean those Before-Tax Contributions and Roth Contributions that are includible in a Participant’s gross income under Section 402(g) of the Code to the extent such Participant’s Before-Tax Contributions and Roth Contributions for a taxable year exceed the dollar limitation under such Code Section, as described in this Section 4.02. Excess Deferrals shall be treated as Annual Additions under the Plan, unless such amounts are distributed no later than the first April 15 following the close of the Participant’s taxable year.
4.03    Service Contributions.
(a)    For any Plan Year beginning on or after January 1, 2012, the Company may in its discretion make a Service Contribution on behalf of each eligible Participant (regardless of whether such Participant is employed on the first or last day of such Plan Year). If the Company elects to make a Service Contribution for a Plan Year, it will be calculated as follows:
(i)    For a Participant who is classified as an hourly Employee, the Service Contribution will be 3% of such Participant's Annual Compensation.
(ii)    For a Participant who is classified as a salaried Employee, the Service Contribution will be a percentage of such Participant's Annual Compensation based on his total years of Credited Service, as set forth in the following table.

Years of Credited Service	Percentage of Annual Compensation
Less than 5	3%
5 or more but less than 10	4%
10 or more but less than 15	5%
15 or more but less than 20	7%
20 or more	9%
(b)    The amount of the Service Contribution shall be determined and credited to a Participant's Account as of the end of the Plan Year, taking into account such Participant's Annual Compensation and Credited Service (in the case of a Participant who is a salaried Employee) for the Plan Year just completed.

(c)    Transfers in Employment or Classification.
(i)    Notwithstanding the provisions of Section 4.03(b), a Participant who transfers employment to or from Franklin Pump during a Plan Year and is covered by a collective bargaining agreement during his period of employment with Franklin Pump shall not have his Credited Service or the portion of his Annual Compensation earned while he was employed by Franklin Pump and covered by a collective bargaining agreement taken into account when determining the amount of his Service Contribution for that Plan Year.
(ii)    A Participant who transfers between salaried and hourly classifications during a Plan Year shall have his Service Contribution for such Plan Year determined as the greater of (A) and (B) below:
(A)    a Service Contribution calculated under subsection (a)(i) or (a)(ii) above, as applicable, treating the Participant as if the salaried or hourly classification that applies to him at the end of such Plan Year applied to him for the full Plan Year; or
(B)    the sum of:
(I)    a Service Contribution calculated under subsection (a)(i) above taking into account only the portion of his Annual Compensation earned during his period of classification as an hourly Employee; and
(II)    a Service Contribution calculated under subsection (a)(ii) above based on his total years of Credited Service but taking into account only the portion of his Annual Compensation earned during his period of classification as a salaried Employee.
(iii)    A Participant who transfers from an hourly to a salaried classification shall have his period of employment in the hourly classification included in his calculation of Credited Service pursuant to Section 2.16 (including, without limitation, the five-year maximum limitation in Section 2.16(b) for Plan Years prior to 2012).
(d)    Vesting and Forfeiture of Service Contributions.
(i)    The portion of a Participant's Account attributable to Service Contributions shall be Non-forfeitable following the Participant's completion of three years of Vesting Service, according to the following schedule:

Years of Vesting Service	Vested Percentage
Less than 3	0%
3 or more	100%
A Participant shall forfeit that portion of his Account attributable to Service Contributions which is forfeitable pursuant to this subsection (d)(i) if he terminates employment with the Company.
(ii)    The amount of the forfeiture described in subsection (d)(i) above shall be restored if the Participant is reemployed by the Company or an Affiliate before incurring five consecutive One-Year Breaks In Service. The source for restoring forfeitures shall be current forfeitures, earnings of the Trust, and if insufficient, an additional Service Contribution. If a Participant incurs five consecutive One-Year Breaks in Service, he shall permanently forfeit the portion of his Account that is forfeitable pursuant to subsection (d)(i) above.
(iii)    Notwithstanding the foregoing provisions of this Section 4.03(d), the portion of a Participant’s Account attributable to Service Contributions shall be Non-forfeitable following the Participant's termination of employment due to death or Disability.
(e)    Pursuant to Section 3.01(b), an Employee classified as an hourly Employee who has reached his 50th birthday prior to January 1, 2012 and who accrues a benefit under the Franklin Electric Co., Inc. Pension Plan after such date shall not receive a Service Contribution for any Plan Year beginning prior to January 1, 2017.
(f)    Pursuant to Section 3.01(b)(iii), the provisions of this Section 4.03 shall not be applicable to any Participant for any period of time he is employed by Franklin Pump who is covered by a collective bargaining agreement.
(g)    Pursuant to Section 3.01(b)(iv), the provisions of this Section 4.03 shall not be applicable to any Participant for any period of time beginning on or after January 1, 2014 while he is employed by Franklin Control Systems (formerly known as the Cerus Industrial/FCS Hillsboro, OR group), unless such period of employment began immediately following a transfer of employment from another group within the Company if immediately prior to the transfer, he is eligible to receive a Service Contribution.
(h)    Pursuant to Section 3.01(b)(v), the provisions of this Section 4.03 shall not be applicable to any Participant for any period of time beginning on or after January 1, 2015 while he is employed by Pioneer Pump, Inc., unless such period of employment began immediately following a transfer of employment from another group within the Company if immediately prior to the transfer, he is eligible to receive a Service Contribution.

4.04    Company Contributions.
(a)    The Company may in its discretion make a Company Contribution on behalf of each Participant employed by Franklin Pump and covered by a collective bargaining agreement. The amount of such Company Contribution shall be in the discretion of the Company.
(b)    A Participant who transfers employment to or from Franklin Pump during a Plan Year and is covered by a collective bargaining agreement for Franklin Pump employees shall be eligible to receive a Company Contribution with respect to employment with Franklin Pump during such Plan Year and shall not be eligible to receive a Company Contribution with respect to employment with another Company during such Plan Year.
(c)    No other Participant shall be eligible to receive a Company Contribution.
(d)    Any Company Contribution shall be conditioned upon its deductibility under Section 404 of the Code.
(e)    The portion of a Participant’s Account attributable to Company Contributions shall be Non-forfeitable at all times.
4.05    Maximum Annual Additions.
(a)    Notwithstanding any other term or provision of this Plan, the maximum Annual Additions credited to a Participant’s accounts for any Limitation Year shall equal the lesser of: (i) 100% of a Participant’s 415 Compensation; or (ii) $53,000, as adjusted for cost of living increases pursuant to Code Section 415(d).
(b)    The Plan shall use the method set forth by the Internal Revenue Service in its Employee Plans Compliance Resolution System for correcting payments of excess Annual Additions.
(c)    For purposes of this Section 4.05, the term “Participant’s 415 Compensation” shall be defined to mean compensation as defined in Section 415(c)(3) of the Code and the regulations thereunder, the terms of which are specifically incorporated herein by reference. Participant’s 415 Compensation shall include amounts deferred under this Plan and any other cash or deferred arrangement as defined in Code Section 401(k)(2) that are not includible in gross income of the Employee, amounts contributed to any welfare benefit plans maintained by the Company that are not includible in gross income pursuant to Code Section 125, and any amount paid after termination of employment required to be included in accordance with Treasury Regulation 1.415(c)-2(e)(3).
(d)    Notwithstanding anything contained in this Section 4.05 to the contrary, the limitations, adjustments and other requirements prescribed in this Section 4.05 shall at all times comply with the provisions of Section 415 of the Code and the regulations thereunder, the terms of which are specifically incorporated herein by reference.

4.06    Company’s Payments to the Trustee. The Company shall pay to the Trustee the amount of Before-Tax Contributions and Roth Contributions, including Catch-Up Contributions, by the date described in Section 4.01(a)(iv)(D) above. On or before the date the Company’s federal income tax return is due (including extensions thereof), the Company shall pay to the Trustee the amount of the Company’s Matching Contribution, Company Contribution and Service Contribution for such Plan Year.
4.07    Acceptance of Rollovers.
(a)    Any Employee who had been a Participant in another qualified retirement plan, and who is or who may become a Participant in this Plan, may, with the consent of the Committee, cause to be transferred (either directly from such plan, pursuant to a direct rollover, through the use of a conduit individual retirement account, or by transferring to this Plan a distribution received by such individual from another qualified retirement plan described in Code Sections 401(a) or 403(a), an annuity contract described in Code Section 403(b), or an eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, which is eligible for a tax-free rollover to a qualified plan and is transferred by such individual to this Plan within 60 days following his receipt of such distribution) the amount of his beneficial interest in any such other plan to this Plan. Before accepting such rollover contribution or transfer, the Trustee may require an Employee to furnish satisfactory evidence that the proposed rollover or transfer is permitted by the Code.
(b)    Any such rollover or transferred amount shall be deposited in a separate account in the Trust Fund established for the benefit of such Employee. Any such rollover or transferred amount is not considered an Annual Addition. Amounts that reflect a direct transfer or rollover of a distribution of an Employee’s interest in a designated Roth 401(k) or Roth 403(b) retirement account under Code Section 402A of a former employer shall be placed in a sub-account of the Trust that is separate from any rollover or transferred amounts not transferred under the provisions of Code Section 402A.
(c)    A Participant’s interest in his separate account established under this Section shall be Non-forfeitable at all times and a Participant shall be entitled to a distribution of his interest in said separate account only upon such Participant’s termination of employment with the Company or death, which distribution shall then be made in the manner set forth in Section 6.05 below. A Participant may roll over his or her balances directly from the Franklin Electric Co., Inc. Pension Plan (to the extent they are eligible for rollover) to the Plan upon such termination of employment.
(d)    No transfer shall be made to this Plan which would make this Plan a direct or indirect transferee of a defined benefit plan, money purchase pension plan, target benefit plan, stock bonus plan, profit sharing plan or any other retirement plan which provides for a life annuity form of payment to the Participant, so as to make this Plan subject to Section 401(a)(11)(B) of the Code.

ARTICLE V

ALLOCATIONS
5.01    Accounts. The Trustee shall maintain an Account for each Participant. The Company shall maintain a separate account with respect to each Participant for Before-Tax Contributions, Roth Contributions, Matching Contributions, Company Contributions, Service Contributions, After-Tax Contributions, ESOP Accounts (pursuant to Section 18.02), Prior Plan Accounts (pursuant to Section 17.02), Rollover Accounts and Transfer Accounts. The maintenance of individual accounts is only for accounting purposes, and a segregation of the assets of the Fund to each Account shall not be required. Distributions from an Account shall be charged to the Account as of the date paid.
5.02    Crediting of Participant’s Contributions. All contributions made by a Participant shall be credited to his Account, so that as of the end of each Year such Account will reflect his contributions up to and including the deduction from the last payment to him of his Annual Compensation for such Year.
5.03    Interpretation of Certain Dates. Any Participant who terminates his employment with the Company for any reason on the last business day of the Plan Year shall be deemed a Participant for such full Plan Year and shall be entitled to receive all allocations made hereunder as of that day. If such termination of employment occurs on a non-business day, such termination shall for all purposes of the Plan be deemed to have occurred on the next succeeding Valuation Date.
5.04    Assistance to Trustee. The Committee may designate another person or organization to assist and advise the Trustee in carrying out the provisions of this Article V, with whom the Trustee shall consult in such matters to the extent directed by the Committee.
ARTICLE VI

BENEFITS
6.01    Normal Retirement. A Participant may terminate employment with the Company on or after his Normal Retirement Date, and he shall be entitled to receive the entire amount credited to his Account, valued as of the Valuation Date coincident with or immediately preceding the date of distribution, in such manner as provided in Section 6.05 and Section 6.15 below.
6.02    Disability. Any Participant whose employment with the Company is terminated due to Disability shall be entitled to receive the entire amount in his Account, valued as of the Valuation Date coincident with or immediately preceding the date of distribution. Such Account shall be distributed in one or more of the ways specified in Sections 6.05 and Section 6.15 below.
6.03    Death.

(a)    Subject to the provision of Article VII below, upon the Participant’s termination of employment with the Company due to his death, after proper proof of death has been filed with the Committee, the Trustee shall pay to his designated Beneficiary or Beneficiaries, in such manner and subject to the provisions set forth in Section 6.05 below, the entire amount of such deceased Participant’s Account, as valued as of the Valuation Date coincident with or immediately preceding the date of distribution.
(b)    The Committee, in its sole discretion, may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other persons who receive the value of the account of the deceased Participant as the Committee may deem proper. The Committee’s determination of death of such Participant and the right of any Beneficiary or other person to receive payment of such deceased Participant’s account shall be conclusive.
(c)    Notwithstanding the above, if a Participant is survived by his spouse, his Account must be paid pursuant to the provisions of Article VII below.
6.04    Other Termination of Employment. If a Participant’s employment by the Company is terminated for any reason other than as provided in the foregoing sections of this Article VI, he shall be entitled to a distribution of the Non-forfeitable portion of his Account, valued as of the Valuation Date coincident with or immediately preceding the date of distribution, in such manner as provided in Sections 6.05 and 6.15.
6.05    Benefit Distribution Methods. The benefits provided under this Article VI shall be distributed, in such one or more of the following methods, as requested by the Participant (or his Beneficiary in the event of his death, unless otherwise provided by the Participant), and subject to the provisions of Article VII below and the provisions of Code Section 414(p) with respect to Qualified Domestic Relations Orders:
(a)    A single lump sum payment.
(b)    In equal annual or monthly installments over a specified number of years requested by the Participant, not to exceed the life expectancy of the Participant or the joint life expectancies of the Participant and his Beneficiary.
(c)    An Eligible Rollover Distribution. A Distributee may elect, at the time and in the manner prescribed by the Committee, to have any portion of an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan specified by the Distributee in a Direct Rollover. For purposes of this Section 6.05:
(i)    “Eligible Rollover Distribution” shall mean any distribution of all or any portion of the balance to the credit of the Distributee, except that an Eligible Rollover Distribution does not include: (A) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or Life Expectancy) of the Distributee or the joint lives (or joint life expectancies) of the Distributee and the Distributee’s Designated Beneficiary, or for a specified period of ten (10) years or more; (B) any distribution to the extent such distribution is required under Section 401(a)(9) of the Code; (C) the portion of any distribution that is not includible in gross income (unless Code Section 402(c)(2) is satisfied); and (D) any amount that is distributed on account of hardship described in Section 6.10.
(ii)    Except as set forth below, “Eligible Retirement Plan” shall mean: (A) an individual retirement account described in Section 408(a) of the Code; (B) an individual retirement annuity described in Section 408(b) of the Code; (C), a Roth IRA described in Section 408A of the Code; (D) an annuity plan described in Section 403(a) of the Code; (E) an annuity contract described in Section 403(b) of the Code; (F) a qualified trust described in Section 401(a) of the Code; or (G) an eligible plan under Section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state, that accepts the Distributee’s Eligible Rollover Distribution and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of Eligible Retirement Plan shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code. Notwithstanding the foregoing, in the case of an Eligible Rollover Distribution made to a Distributee who is a nonspousal Beneficiary of the Employee or former Employee within the meaning of Section 401(a)(9)(E) of the Code, Eligible Retirement Plan shall mean an individual retirement account described in Section 408(a) of the Code, an individual retirement annuity described in Section 408(b) of the Code or a Roth IRA described in Section 408A. Notwithstanding the foregoing, for purposes of a rollover or direct transfer of Roth Contributions, “Eligible Retirement Plan” shall mean only a designated Roth 401(k) retirement account under Code Section 402A or a Roth IRA described in Section 408A of the Code. For purposes of a rollover or direct transfer of Roth Contributions by a nonspousal Beneficiary, “Eligible Retirement Plan” shall mean a Roth IRA only.
(iii)    “Distributee” shall include an Employee or former Employee. In addition, (A) the Employee’s or the former Employee’s surviving spouse and the Employee’s or former Employee’s spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Section 414(p) of the Code, are Distributees with regard to the interest of the spouse or former spouse; and (B) the Employee’s or former Employee’s nonspousal Beneficiary within the meaning of Section 401(a)(9)(E) of the Code is a Distributee with regard to the interest of the nonspousal Beneficiary.
(iv)    “Direct Rollover” shall mean a payment by the Plan to the Eligible Retirement Plan specified by the Distributee and as described in, and permitted by, Code Section 402(c).

6.06    Medium of Distribution. Distributions to a Participant shall be made in the form of cash, except that a Participant may elect to have any portion of his Account held in Company Stock distributed in whole shares of Company Stock, and cash in lieu of fractional shares.
6.07    Retiring Participant’s Obligations. Each Participant shall complete such forms and furnish such proofs as may be required by the Committee as a condition to receiving a distribution.
6.08    Other Distributions. Notwithstanding the foregoing, the portion of a Participant’s Account attributable to Before-Tax Contributions, Roth Contributions and Matching Contributions may not be distributed prior to:
(a)    the Participant’s severance from employment, death or Disability;
(b)    the termination of the Plan without the establishment or maintenance of another defined contribution plan other than an employee stock ownership plan (as defined in Section 4975(e) or Section 409 of the Code), in which case the Participant receives a lump sum distribution with respect to such Plan termination;
(c)    the Participant’s attainment of age 59½; or
(d)    the Participant’s hardship (as described in Section 6.10).
6.09    Commencement of Payment of Benefits.
(a)    Unless a Participant otherwise elects, the payment of benefits under this Article VI to a Participant shall begin not later than the 60th day after the latest of the close of the Plan Year in which:
(i)    the Participant attains age 65;
(ii)    the 10th anniversary of the date the Participant commenced Plan participation; or
(iii)    the Participant terminates his employment with the Company.
Notwithstanding the foregoing, the failure of a Participant to consent to a distribution while a benefit is immediately distributable, within the meaning of this Article VI, shall be deemed to be an election to defer commencement of payment of any benefit sufficient to satisfy this Section.
(b)    If a Participant elects to defer commencement of payment of any benefit to which he is entitled, the Participant may, in accordance with such procedures as the Committee shall prescribe, elect to receive the distribution of his Account determined as of a following Valuation Date, if such Participant gives written notice to the Committee of his election to receive such distribution at least 30 days before any such next following Valuation Date.

(c)    In addition to the foregoing, the portion of a Participant’s Account transferred from the Franklin Electric Co., Inc. Employee Stock Ownership Plan (“ESOP”) that has been held continuously in Company Stock since the transfer date shall be subject to the distribution provisions of Section 8.11 of the ESOP (as in effect immediately prior to August 5, 2010).
6.10    Hardship Distribution of Before-Tax and Roth Contributions. Distributions of Before-Tax Contributions and Roth Contributions (and any earnings credited to a Participant’s Account on Before-Tax Contributions as of the end of the last Plan Year ending before July 1, 1989) may be made to a Participant in the event of hardship. For purposes of this Section, hardship is defined as an immediate and heavy financial need of the Participant and a distribution is necessary to satisfy such need.
(a)    The following are the only financial needs considered immediate and heavy:
(i)    expenses incurred or necessary for medical care that would be deductible under Section 213(d) of the Code (determined without regard to whether the expenses exceed 7.5% of the Participant’s adjusted gross income);
(ii)    costs directly related to the purchase (excluding mortgage payments) of a principal residence for the Participant;
(iii)    payment of tuition, room and board and related educational fees for the next twelve (12) months of post-secondary education for the Participant, the Participant’s spouse, children or dependents (as defined in Section 152 of the Code, and without regard to Section 152(b)(1), (b)(2) and (d)(1)(B) of the Code);
(iv)    the need to prevent the eviction of the Participant from, or a foreclosure on the mortgage of, the Participant’s principal residence;
(v)    expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds 10% of the Participant’s adjusted gross income); or
(vi)    payments for burial or funeral expenses for the Participant’s deceased parent, spouse, children or dependents (as defined in Section 152 of the Code, and without regard to Section 152(d)(1)(B) of the Code).
(b)    A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Participant only if:
(i)    The Participant has obtained all distributions, other than hardship distributions, and all non-taxable loans under all plans maintained by the Company;

(ii)    The distribution is not in excess of the amount of an immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution);
(iii)    All plans maintained by the Company provide that the Participant may not make Before-Tax Contributions and/or Roth Contributions for a period of six months from the date of the hardship distribution (provided that a Participant who is automatically enrolled in the Plan as described in Section 3.01(a) at the time of the hardship distribution shall automatically have his Before-Tax Contributions and/or Roth Contributions resume at the end of the six-month period at the same rate in effect immediately prior to such supervision);
(iv)    After any withdrawal hereunder, the Participant shall not be entitled to make another withdrawal from the portion of his Account attributable to Before-Tax Contributions and Roth Contributions for a period of six months from the date of such withdrawal; and
(v)    The Participant has the option to irrevocably waive, in writing, his right to request and receive a distribution pursuant to this Section 6.10. In this regard, such Participant shall complete such forms as the Committee may require from time to time.
(c)    The Participant shall elect, at the time he requests a hardship distribution, whether such distribution shall be deducted from the portion of his Account attributable to Before-Tax Contributions or Roth Contributions, or a combination of both.
6.11    In-Service Distributions. Upon attaining age 59½ (except for distributions from his Rollover Account) and regardless of whether he has terminated his employment with the Company, a Participant shall be entitled to a distribution of all or a portion of the entire Non-forfeitable amount then credited to his Account, less any amount being used as security for a loan under Section 6.14, valued as of the Valuation Date coincident with or immediately preceding the date of distribution, in such manner as provided in Section 6.05 and Section 6.15. In the event that such a distribution is made, the Participant shall continue to be eligible to participate in the Plan. Notwithstanding the age 59½ limitation above, but subject to the other provisions of this Section 6.11, such Participant may request an in-service distribution of all or a portion of his Rollover Account regardless of his age.
6.12    Withdrawal by Participant of After-Tax Contributions. After-Tax Contributions by Participants were permitted in this Plan for Plan Years prior to January 1, 1987, and are held in the Participant’s After-Tax Contribution account. In addition, any portion of a Participant’s Participant Contribution Account under the Franklin Electric Co., Inc. Employee Stock Ownership Plan transferred to the Plan prior to August 5, 2010 is held in the Participant’s After-Tax Contribution account. Until such time as he becomes entitled to any distribution under any other Section of this Article VI, a Participant may withdraw in cash all or a portion of his After-Tax Contribution account pursuant to such notice as is required by the Committee from time to time. After any withdrawal hereunder, a Participant shall not be entitled to make another withdrawal from his After-Tax

Contribution account for a period of six months from the date of such withdrawal. Such withdrawal may be conditioned upon such other rules and procedures as the Committee determines, from time to time, which rules and procedures shall apply on a uniform and non-discriminatory basis.
6.13    Withdrawal from Transfer Account. Individuals who were participants in the Franklin Electric Co., Inc. Savings Plan (“Savings Plan”) stopped participating in said Savings Plan and commenced participation in this Plan. Their entire account balances were transferred by the trustee of the Savings Plan to the Trustee of this Plan and held in a Transfer Account established for each such Participant. A Participant shall be entitled to withdraw all or a part of his Transfer Account at any time.
6.14    Loans. Upon the application of any Participant, the Committee, in accordance with its uniform, non-discriminatory policy, may direct the Trustee to make a loan or loans to such Participant in accordance with the following provisions:
(a)    No loan to any Participant can be made to the extent that such loan when added to the outstanding balance of all other loans to the Participant would exceed the lesser of (i) $50,000 reduced by the excess (if any) of the Participant’s highest loan balance during the one year period ending on the day before the loan is made, over the outstanding loan balance from the Plan on the date the loan is made, or (ii) 50% of the Participant’s Account balance. For the purpose of the above limitation, all loans from all plans of the Company and Affiliates are aggregated. Furthermore any loan shall by its terms require that repayment (principal and interest) be amortized in level payments, not less frequently than quarterly, over a period not extending beyond five years from the date of the loan, unless such loan is used to acquire the principal residence of the Participant, in which event the repayment period shall not exceed 10 years. Any loan may be prepaid in full, without penalty, by the borrowing Participant.
(b)    The minimum principal amount of any loan shall be $1,000.
(c)    Loans must be adequately secured, which security shall include a security interest in up to 50% of the Participant’s Account (excluding the portion of his Account attributable to Roth Contributions or amounts rolled over from a designated Roth 401(k) or Roth 403(b) retirement account in another plan pursuant to Section 4.07(b).
(d)    Notwithstanding the foregoing, no loan to any Participant may be made from the portion of his Account attributable to Roth Contributions or amounts rolled over from a designated Roth 401(k) or Roth 403(b) retirement account in another plan pursuant to Section 4.07(b).
(e)    All such loans shall not be considered an investment of the Trust Fund, but shall instead be considered a directed investment of the Participant engaged in such loan.
(f)    If the Participant has not repaid such loan in full by the time his employment with the Company terminates for any reason or at such time that he is otherwise entitled to a distribution under this Plan, the Committee, pursuant to such rules and procedures that it adopts from time to time, in a non-discriminatory manner, shall determine the time at which such entire unpaid balance shall become due and payable and shall be offset against such Participant’s Account balance hereunder.
(g)    All administrative costs in connection with making and processing any such loan shall be paid by the Participant engaged in such loan.
(h)    The borrower shall execute any and all documents required by the Trustee including, without limitation, a promissory note, a security agreement, a financing statement, and a payroll deduction authorization, if and as required by the Trustee.
(i)    In the event of default, foreclosure on the note and attachment of any security will not occur until a distributable event occurs in the Plan.
(j)    Loans hereunder shall bear interest at a rate that is commensurate with the interest rate currently being charged by reputable financial institutions for loans of comparable size, risk and maturity in the local geographic area.
(k)    Loans shall be made available to all Participants on a reasonably equivalent basis.
(l)    The Committee (i) shall establish a written loan program, contained in a separate written document which is hereby made a part of this Plan, and which shall contain such reasonable rules and procedures as decided by the Committee, and (ii) may adopt such other rules and procedures concerning the administration of this Section 6.14 as it deems appropriate, from time to time, which rules and procedures shall apply on a uniform and non-discriminatory basis.
6.15    Consent to Distribution: Special Distribution Rules.
(a)    If upon a Participant’s termination of employment with the Company the value of the Non-forfeitable portion of the Participant’s Account does not exceed $5,000, the Participant’s Account will be paid to the Participant (or his Beneficiary if the Participant is deceased) as soon as is administratively practicable after the end of the month in which the Participant’s employment terminates. In determining whether the value of the Participant’s Account is $5,000 or less, the Plan will not include any portion of the Account held in the Participant’s Rollover Account. If the Participant does not make a timely election to receive the distribution in a lump sum cash payment and/or an Eligible Rollover Distribution, the Account will be paid as follows:
(i)    if the value of the Account (excluding any portion held in the Participant’s Rollover Account) does not exceed $1,000, the Account will be paid in a lump sum cash payment; or
(ii)    if the value of the Account (excluding any portion held in the Participant’s Rollover Account) is at least $1,000, the Account will be paid in an

Eligible Rollover Distribution to an individual retirement account described in Section 408(a) of the Code established with a financial institution selected by the Committee.
(b)    If the value of the Participant’s Account (excluding any portion held in the Participant’s Rollover Account) exceeds $5,000, the Participant must consent to any distribution of his Account.
(c)    If a distribution is one to which Sections 401(a)(11) and 417 of the Code do not apply, such distribution may commence less than 30 days after the notice required under Section 1.411(a)-11(c) of the Income Tax Regulations is given, provided that:
(i)    the Committee clearly informs the Participant that the Participant has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option); and
(ii)    the Participant, after receiving the notice, affirmatively elects a distribution.
6.16    Unclaimed Amounts and Forfeitures.
(a)    If a Participant or Beneficiary cannot be located within two years after being entitled to a distribution hereunder, the Participant’s Account shall be forfeited, and shall, in the discretion of the Committee, be used to pay Plan expenses or reduce the Company Contribution, Matching Contribution or Service Contribution made under the Plan for the Plan Year in which the forfeiture occurs. Such benefit shall be reinstated if a valid claim is subsequently made by the Participant or Beneficiary.
(b)    The portion of a Participant's Account attributable to Service Contributions that is permanently forfeited pursuant to Section 4.03(d)(ii) shall, in the discretion of the Committee, be used to pay Plan expenses or reduce the Company Contribution, Matching Contribution or Service Contribution made under the Plan for the Plan Year in which the forfeiture occurs.
6.17    Minimum Distribution Requirements.
(a)    All payments required under this Article VI will be determined and made in accordance with Section 401(a)(9) of the Code, including without limitation the incidental death benefit requirement in Section 401(a)(9)(G) of the Code. Distributions shall be made in accordance with Treasury Regulations Sections 1.409(a)(9)-1 through 1.409(a)(9)-9. Code Section 401(a)(9) and Treasury Regulations thereunder are hereby incorporated by reference and hereby override any distribution options in the Plan inconsistent therewith.
(b)    Notwithstanding the provisions of Section 6.17(a), a Participant or Beneficiary who would have been required to receive required minimum distributions for

2009 pursuant to Code Section 401(a)(9) but for the enactment of Code Section 401(a)(9)(H) (“2009 RMDs”), and who would have satisfied that requirement by receiving distributions that were (i) equal to the 2009 RMDs or (ii) one or more payments in a series of substantially equal distributions (that include the 2009 RMDs) made at least annually and expected to last for the life (or life expectancy) of the Participant, the joint lives (or joint life expectancy) of the Participant and the Participant's designated Beneficiary, or for a period of at least 10 years, did not receive those distributions for 2009 unless the Participant or Beneficiary chose to receive such distributions. Participants and Beneficiaries described in the preceding sentence were given the opportunity to elect to receive the distributions described in the preceding sentence.
ARTICLE VII

BENEFICIARIES
7.01    Married Participants. On the death of a Participant who is survived by his spouse, his Account shall be paid to such spouse, unless the spouse consents otherwise in a manner conforming to a Qualified Election. In this regard, the following definitions and provisions shall apply:
(a)    Spouse. The surviving spouse of the Participant (as determined under state law), provided that a former spouse shall be treated as the spouse to the extent provided under a qualified domestic relations order as described in Section 414(p) of the Code.
(b)    Qualified Election. The election must be in writing and must be signed by the Participant. The spouse must consent in writing to such election and such consent must be witnessed by a Plan representative or a notary public. Notwithstanding this consent requirement, if the Participant establishes to the satisfaction of a Plan representative that such written consent may not be obtained because there is no spouse or the spouse cannot be located, a waiver will be deemed a Qualified Election. Any consent necessary under this provision will be valid only with respect to the spouse who signs the consent, or in the event of a deemed Qualified Election, the designated spouse. A spouse’s consent shall be irrevocable. Additionally a revocation or a prior waiver may be made by a Participant without the consent of the spouse at any time before the commencement of benefits. The number of revocations or elections shall not be limited.
7.02    Unmarried or Spouse/Consent Participants. Any Participant (i) not survived by a spouse or (ii) survived by a spouse who consents pursuant to Section 7.01 may, by an instrument in writing executed and delivered to the Committee during his lifetime, designate one or more persons as Beneficiary or Beneficiaries to whom distribution shall be made of any death benefit or other payment payable under the Plan in the event of his death prior to receipt of all payments under the Plan, and he may designate the proportions to be distributed to each Beneficiary if there be more than one. Any such designation may be revoked or modified by a Participant at any time by a similar written instrument executed and delivered to the Committee. If no such designation is filed with the Committee or if no designated Beneficiary is living at the time a payment becomes payable to a Beneficiary, then such Participant’s interest shall be paid:

(i)    to his spouse;
(ii)    if there is no spouse, to his descendants (including legally adopted children or their descendants) per stirpes;
(iii)    if there is neither a spouse nor descendants, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or
(iv)    if no such representative is duly appointed and qualified within six months after the date of death of such deceased Participant, then to such persons as, at the date of his death, would be entitled to share in the distribution of such deceased Participant’s personal estate under the provisions of the applicable statute then in force governing the descent of intestate property, in the proportions specified in such statute.
The Committee may determine the identity of the distributees of any death benefit payable under the Plan and in so doing may act and rely upon any information it may deem reliable upon reasonable inquiry, and upon any affidavit, certificate, or other paper believed by it to be genuine, and upon any evidence believed by it to be sufficient.
7.03    Condition of Receipt of Payments by Beneficiary. Each Beneficiary shall complete such forms and furnish such proofs as may be required by the Committee.
7.04    Qualified Domestic Relations Orders. The provisions of this Article VII shall be subject to the provisions of Code Section 414(p) with respect to Qualified Domestic Relations Orders.
ARTICLE VIII

TRUST FUND
8.01    Trust Agreement. The provisions of the Trust shall govern and control with respect to the provisions pertaining to the Trust Fund and Trustee.
8.02    Directed Investments by Participants..
(a)    Notwithstanding any other term or condition expressed or implied to the contrary herein, the Trustee shall make available to the Participants of the Plan the opportunity to individually direct their own respective Accounts. Each Participant shall decide how his Account balances shall be invested among the available investment funds; provided, however, that such investments shall be made in multiples of one percent. Each Participant may change his investment selections with respect to future contributions at any time. A Participant may transfer existing balances at any time upon written notification to the Committee which transfer shall then be effective as of the next succeeding Valuation

Date following such notification. Participants may transfer balances among funds at any time.
(b)    The Trustee will invest a Participant’s Account in accordance with the Participant’s written directions. If a Participant fails to provide investment direction, his Contributions and Account shall be invested in an investment fund meeting the requirements of a “qualified default investment arrangement” as described in Section 404(c)(5) of ERISA and regulations promulgated thereunder, as determined by the Committee.
(c)    Notwithstanding anything to the contrary, the Committee reserves the right, from time to time, upon prior written notice to the Participants, to add additional investment alternatives or to eliminate existing investment alternatives.
ARTICLE IX

COMMITTEE
9.01    Committee. The Plan shall be administered by the Committee.
9.02    Resignation of Committee Member and Appointment of Successor. The Board of Directors may at any time require the resignation of any of the members of the Committee, and the Board shall appoint his successor. Any vacancy in the Committee caused by death, voluntary resignation, or refusal or inability to act shall be filled by the Board of Directors. The Committee may continue to act during any reasonable period of time when there is an unfilled vacancy in its membership.
9.03    Compensation of Committee Members. All members of the Committee shall serve without compensation for their services as members of the Committee. The Company may reimburse the members of the Committee for any expenses incurred by them as such.
9.04    Powers and Duties of Committee.
(a)    The Committee shall meet and act as a body at the call of its Chairman or at the written request of a majority of its members. The Board of Directors shall appoint the Chairman of the Committee.
(b)    The Committee shall appoint one of its members as Secretary. Any document required to be filed with or any notice required to be given to the Committee shall be properly filed or given if mailed or delivered to the Secretary of the Committee in care of the Company.
(c)    The Secretary of the Committee shall at all times keep an adequate record of the proceedings of the Committee and shall have the minutes of all meetings signed by the members of the Committee present.
(d)    The Committee shall manage and administer the Plan and Trust in accordance with the terms and provisions of this Plan and may do all acts and things necessary or convenient for the carrying out of the duties specifically assigned to it hereunder. The

Committee has the absolute discretion to determine eligibility for benefits and to construe and interpret the terms of the Plan. It may correct any defect, supply any omission or reconcile any inconsistency in this Plan in such manner and to such extent as it may deem expedient. The Committee shall determine all questions with respect to the individual rights of the Participants and their Beneficiaries, including, but not limited to, all issues with respect to a Participant’s eligibility for participation and eligibility for benefits.
(e)    On all matters the decision of the majority of the members of the Committee shall control, and each member of the Committee is entitled to one vote.
(f)    The Committee may from time to time make general or special rules and regulations for the conduct of its affairs and the administration of the Plan; however, such rules and regulations shall not be inconsistent with the terms and provisions of this Plan or be in violation of any law of the State of Indiana or of the United States and shall be of uniform application to all Participants and Beneficiaries in similar circumstances.
(g)    All notices by the Committee to the Company or to any interested person or persons, including the Participants and their Beneficiaries, shall be in writing signed by the Chairman or Secretary of the Committee. In like manner all directions made by the Committee to the Trustee shall be in writing so signed.
(h)    Trustee may request instructions in writing from the Committee and may rely and act thereon.
9.05    No Discrimination. The Committee shall not take any action or direct Trustee to take any action with respect to any of the benefits provided hereunder or otherwise in pursuance of the powers conferred herein upon the Committee which would be discriminatory in favor of Participants or eligible Employees who are officers or persons whose principal duties consist of supervising the work of other employees, or which would result in benefiting one Participant or group of Participants at the expense of another, or in discrimination as between Participants similarly situated, or in the application of different rules to substantially similar sets of facts.
ARTICLE X

TERMINATION OR DISCONTINUANCE
10.01    Right to Terminate Plan. The Company intends and expects to maintain the Plan indefinitely for the benefit of Participants. However, the Company reserves the right to terminate the Plan at any time without the consent of any Participant, by resolution of the Board of Directors. Upon such termination, the obligation of the Company to make contributions to the Plan shall terminate. Such termination shall not relieve the Company of any obligation under the Plan accrued prior to the effective date of such termination.

10.02    Effect of Termination or Discontinuance.
(a)    If the Plan is terminated by the Company, if the Company completely discontinues its contributions under the Plan or in the event of the partial termination of the Plan, an affected Participant shall thereupon be 100% vested in his entire Account.
(b)    Upon discontinuance of contributions under the Plan, assets of the Trust shall continue to be held by Trustee for the payment of benefits at the times and in the manner provided in the Plan just as if it had remained in effect, except that distribution of a Participant’s Account shall commence no later than at the Participant’s Normal Retirement Date.
(c)    Upon termination of the Plan, distribution of all Accounts shall be made at that time and thereupon the Trustee shall, as soon as practicable and after payment of all expenses, make distribution to each Participant of his entire Account in cash. When all of the assets of the Trust have been distributed, the Trust shall terminate and the Trustee and the Committee shall be discharged.
ARTICLE XI

AMENDMENTS
11.01    Amendments to this Plan. By resolution of the Board of Directors or its delegate, the Board of Directors or its delegate may at any time and from time to time amend this Plan in such manner as it deems advisable, effective as of such date as the Board of Directors or its delegate determines, and without the consent of the Participants, except that no amendment shall:
(a)    Vest directly or indirectly in the Company or any Affiliate any interest in the assets of the Trust.
(b)    Divest any Participant of his interest in the Trust as it is then constituted.
(c)    Divert any portion of the Trust assets to purposes other than for the exclusive benefit of the Participants and their Beneficiaries.
(d)    Enlarge the duties and responsibilities of the Trustee without the Trustee’s written consent thereto.
(e)    Deprive a Participant of Non-forfeitable rights to the Account balance as of the date of the amendment. Further, if the Plan’s vesting schedule is amended, or the Plan is amended in any way that directly or indirectly affects the computation of the Participant’s Non-forfeitable benefit, each Participant with at least three Years of Service (or five Years of Service with respect to Plan Years commencing prior to January 1, 1989) may elect, within a reasonable period after the adoption of the amendment or change, to have the Non-forfeitable percentage computed under the Plan without regard to such amendment or change. The period during which the election may be made shall commence with the date the amendment is adopted or deemed to be made and shall end on the latest of: (i) 60 days after the amendment is adopted; (ii) 60 days after the amendment becomes effective; or (iii) 60 days after the Participant is issued written notice of the amendment by the Company or Committee.
(f)    Decrease a Participant’s Account balance. Notwithstanding the preceding sentence, a Participant’s Account balance may be reduced to the extent permitted under Section 412(c)(8) of the Code.
The foregoing limitations on amendments to this Plan, however, shall not apply to any amendment which the Company deems necessary, upon the advice of counsel, in order to cause this Plan to be qualified and kept qualified as a tax-exempt trust under the Code and Regulations as now or hereafter in effect.
11.02    Amendments to Become Part of the Plan. Any amendment to this Plan shall be expressed in an instrument executed by the Board of Directors or its delegate and shall be filed with the Company and the Trustee and shall become a part of this Plan.
11.03    Approval of Amendments by Internal Revenue Service. Any amendment of this Plan shall be effective unless the Company receives a ruling that such amendment disqualifies the Plan under the applicable provisions of the Internal Revenue Code and Regulations as then in effect or any similar law hereafter applicable.
ARTICLE XII

CERTAIN FIDUCIARY MATTERS
12.01    Named Fiduciary; Administrator. The Company, the Trustee and the Committee shall be the “Named Fiduciaries” of this Plan. The Administrator of the Plan shall be the Committee; provided, however, that in the case of claims under the Plan by the Chairman of the Committee, the Secretary of the Committee shall exercise the authority of the Administrator with respect to such claim. The Named Fiduciary shall have authority to control and manage the operation and administration of the Plan. The Administrator is the agent for service of legal process.
12.02    Allocation of Fiduciary Duties. Named Fiduciaries may allocate fiduciary responsibilities (other than the Trustee responsibilities) among Named Fiduciaries. Any responsibilities set forth in this Plan to be the function of a Named Fiduciary shall be deemed allocated by the other Named Fiduciaries. Also, fiduciary responsibilities may further be allocated pursuant to a writing signed by all Named Fiduciaries. In addition, Named Fiduciaries may designate a person other than Named Fiduciaries to carry out fiduciary responsibilities, upon a written designation by the designating fiduciary, with copies to all other Named Fiduciaries, and upon an acknowledgment of such designation by the person to whom such responsibilities have been delegated.
12.03    Multiple Capacities. Any person or group of persons may serve in more than one fiduciary capacity with respect to the Plan.

12.04    Employment of Others. A Named Fiduciary, or a fiduciary designated by a Named Fiduciary pursuant to the appointment procedure described in Section 12.02 above, may employ one or more persons to render advice with regard to any responsibilities such fiduciary has under the Plan.
12.05    Claims Procedure.
(a)    A claim under this Plan shall be submitted in writing to the Committee within three months after such claim has arisen. With such claim, the claimant shall forward such information as may be necessary to support such claim. The Committee shall be entitled to verify any and all such statements and to make such further investigation before payment as he desires, but shall act expeditiously under the circumstances.
(b)    If a claim is wholly or partially denied, the Committee will give the claimant written notice thereof, within 90 days, unless special circumstances require a longer time but in any event within 180 days, after receipt of such claim, stating:
(i)    the specific reason or reasons for the denial;
(ii)    the specific Plan provision on which denial is based;
(iii)    a description of any additional information or documents necessary for the claimant to perfect his claim and an explanation of why such information or documents are necessary; and
(iv)    an explanation of the Plan’s claim review procedure.
(c)    A claimant or his personal representative may, within 60 days after receipt of notice of denial of a claim, request, in writing, delivered to the Committee, that the Committee review the denial of claim, and may in that connection review pertinent documents and submit issues and comments in writing to the Committee. Within 60 days unless special circumstances require a longer time, but in any event within 120 days, after receipt of the request for review, the Committee shall promptly render its decision in writing to the claimant, stating the specific reasons for the Committee’s decision and the pertinent Plan provisions on which the decision is based.
(d)    Participants and Beneficiaries shall not be entitled to challenge the determinations of the Committee in either administrative or judicial proceedings without first complying with the procedures of this Section 12.05. The Committee’s decisions made pursuant to this Section 12.05 are intended to be final and binding on Participants, Beneficiaries and others.
12.06    Investment Objectives and Funding Policies. The Company shall communicate the investment objective and funding policy of the Plan to the Trustee, in writing. Such investment objectives and funding policies shall take into consideration the special purpose of the Plan, and shall be made exclusively in the best interest of the Participants and their beneficiaries.

ARTICLE XIII

INDEMNIFICATION
The Company shall indemnify and save harmless the Board of Directors and the Committee and each member thereof, against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims, arising out of their discharge in good faith of responsibilities under or incident to the Plan, excepting only expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, as such indemnities are permitted under state law. Payments with respect to any indemnity and payment of expenses or fees under this Article XIII shall be made only from assets of the Company and shall not be made directly or indirectly from Trust Assets.
ARTICLE XIV

PARTICIPATING EMPLOYERS
14.01    Definition. Affiliates of the Company may, from time to time, subject to the approval of the Company, adopt this Plan. Such other companies who do subscribe to this Plan are referred to herein as “Participating Employers”.
14.02    In General. With respect to the Company and any Participating Employer, this Plan shall be administered and treated as a single plan, and shall not be administered and treated as a separate plan of the Company and a separate plan of any Participating Employer. With respect to each Participating Employer, this Plan shall be read and construed as referring to such Participating Employer and its employees.
14.03    Employees Treated As Employed by One Employer. Notwithstanding any other term or provisions herein, all employees of the Company and all employees of Participating Employers shall be treated as if employed by a single employer for purposes of the minimum participation standards of ERISA. The assets of the Trust Fund shall be used for the benefit of the employees of the Company and all employees of Participating Employers.
14.04    Contributions. Contributions by the Company and any Participating Employer shall be allocated to the Participants of all companies subscribing hereto, as this Plan shall not be treated and administered as a separate plan with respect to each such Company.
14.05    Withdrawal by Participating Employer. A Participating Employer may withdraw from this Plan, by action of its board of directors, and by giving at least 60 days prior written notice to the Company of such Participating Employer’s intent to withdraw from this Plan.
14.06    Service Prior to Business Transaction. Notwithstanding any other provision of the Plan, and unless otherwise specified by resolution of the Committee or agreed to and stated in the applicable purchase agreement between the parties to the transaction:

(a)    the Vesting Service and/or Service of any individual who becomes an Employee in connection with the Company’s acquisition of a business shall include such Employee’s service in such business prior to such acquisition, to the same extent as if such service had been rendered for the Company; and
(b)    the Credited Service of any individual who becomes an Employee in connection with the Company’s acquisition of a business shall exclude such Employee’s service in such business prior to such acquisition.
Unless otherwise stated in the applicable purchase agreement, such an Employee shall be granted one Year of Service and 1,000 Hours of Service for each year of his period of continuous employment by the acquired business immediately before the acquisition date.
The provisions of this Section 14.06 shall apply to the Company’s acquisition of either the stock or the assets of a business.
ARTICLE XV

TOP-HEAVY PROVISIONS
If the Plan is or becomes Top-Heavy in any Plan Year, the provisions of this Article XV will supersede any conflicting provisions in the Plan.
15.01    Top-Heavy Definitions.
(a)    “Key Employee” shall mean any Employee or former Employee (including a deceased Employee) who at any time during the determination period was an officer of the Company if such individual’s Annual Compensation exceeds $170,000 (as adjusted under Section 416(i)(1) of the Code), a 5% owner of the Company, or a 1% owner of the Company who has Annual Compensation of more than $150,000. Annual Compensation means compensation as defined in Section 415(c)(3) of the Code, but including amounts contributed by the employer pursuant to a salary reduction agreement which are excludible from the Employee’s gross income under Sections 125, 132(f)(4), 402(a)(8), 402(h) or 403(b) of the Code. The determination period is the Plan Year containing the determination date. The determination of who is a Key Employee will be made in accordance with Section 416(i)(1) of the Code and the Treasury Regulations thereunder.
(b)    “Top-Heavy Plan” shall exist if any of the following conditions apply:
(i)    If the Top-Heavy Ratio for this Plan exceeds 60% and this Plan is not part of any Required Aggregation Group or Permissive Aggregation Group of plans.
(ii)    If this Plan is a part of a Required Aggregation Group of plans but not part of a Permissive Aggregation Group and the Top-Heavy Ratio for the group of plans exceeds 60%.

(iii)    If this Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group of plans and the Top-Heavy Ratio for the Permissive Aggregation Group exceeds 60%.
(c)    “Top-Heavy Ratio” shall mean:
(i)    If the Company maintains one or more defined contribution plans (including any simplified employee pension plan) and the Company has not maintained any defined benefit plans which during the five-year period ending on the determination date(s) has or has had accrued benefits, the Top-Heavy Ratio for this Plan alone or for the Required or Permissive Aggregation group as appropriate is a fraction, the numerator of which is the sum of the account balances of all key employees as of the determination date(s) (including any part of any account balance distributed in the one-year period ending on the Determination Date(s)), and the denominator of which is the sum of all account balances (including any part of any account balance distributed in the one-year period ending on the Determination Date(s)) both computed in accordance with Section 416 of the Code and the regulations thereunder. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Section 416(g)(2)(A)(i) of the Code. In the case of a distribution made for a reason other than severance from employment, death, or disability, this provision shall be applied by substituting “five-year period” for “one-year period.” Both the numerator and denominator of the Top-Heavy Ratio are increased to reflect any contribution not actually made as of the Determination Date, but which is required to be taken into account on that date under Section 416 of the Code and the regulations thereunder.
(ii)    If the Company maintains one or more defined contribution plans (including any simplified employee pension plan) and the Company maintains or has maintained one or more defined benefit plans which during the one-year period ending on the determination date(s) has or has had any accrued benefits, the top-heavy ratio for any required or permissive aggregation group as appropriate is a fraction, the numerator of which is the sum of account balances under the aggregated defined contribution plan or plans for all key employees, determined in accordance with (i) above, and the present value of accrued benefits under the aggregated defined benefit plan or plans for all key employees as of the determination date(s), and the denominator of which is the sum of the account balances under the aggregated defined contribution plan or plans for all Participants, determined in accordance with (i) above, and the present value of accrued benefits under the defined benefit plan or plans for all Participants as of the determination date(s), all determined in accordance with Section 416 of the Code and the regulations thereunder. The accrued benefits under a defined benefit plan in both the numerator and denominator of the top-heavy ratio are increased for any distribution of an accrued benefit made in the five-year period ending on the determination date.

(iii)    For purposes of (i) and (ii) above, the value of account balances and the present value of accrued benefits will be determined as of the most recent Valuation Date that falls within or ends with the 12-month period ending on the Determination Date, except as provided in Section 416 of the Code and the regulations thereunder for the first and second plan years of a defined benefit plan. The account balances and accrued benefits of a Participant (a) who is not a Key Employee but who was a Key Employee in a prior year, or (b) who has not been credited with at least one hour of service with any company maintaining the Plan at any time during the one-year period ending on the determination date, will be disregarded. The calculation of the Top-Heavy Ratio, and the extent to which distributions, rollovers, and transfers are taken into account will be made in accordance with Section 416 of the Code and the regulations thereunder. Deductible employee contributions will not be taken into account for purposes of computing the Top-Heavy Ratio. When aggregating plans the value of account balances and accrued benefits will be calculated with reference to the Determination Dates that fall within the same calendar year. The accrued benefit of a Participant other than a Key Employee shall be determined under (i) the method, if any, that uniformly applies for accrual purposes under all defined benefit plans maintained by the Company, or (ii) if there is no such method, as if such benefit accrued not more rapidly than the slowest accrual rate permitted under the fractional rule of Section 411(b)(1)(C) of the Code.
(d)    “Permissive Aggregation Group” shall mean the Required Aggregation Group of plans plus any other plan or plans of the Company which, when considered as a group with the Required Aggregation Group, would continue to satisfy the requirements of Sections 401(a)(4) and 410 of the Code.
(e)    “Required Aggregation Group” shall mean: (i) each qualified plan of the Company in which at least one Key Employee participates or participated at any time during the determination period (regardless of whether the Plan has terminated), and (ii) any other qualified plan of the Company which enables a plan described in (i) to meet the requirements of Sections 401(a)(4) or 410 of the Code.
(f)    “Determination Date” shall mean, for any Plan Year subsequent to the first Plan Year it shall mean the last date of the preceding Plan Year. For the first Plan Year of the Plan it shall mean the last day of that year.
(g)    “Valuation Date” shall mean the date defined in Section 2.40 herein.
15.02    Minimum Allocation.
(a)    Except as otherwise provided in (c) and (d) below, Company contributions and forfeitures allocated on behalf of any Participant who is not a Key Employee shall not be less than the lesser of 3% of such Participant’s compensation or the largest percentage of Company contributions, as a percentage of the Key Employee’s compensation as limited by Section 401(a)(17) of the Code, allocated on behalf of any Key Employee for that year.

The minimum allocation is determined without regard to any Social Security contribution. An amount equal to the above-described minimum allocation shall be made even though under other plan provisions, the Participant would not otherwise be entitled to receive an allocation, or would have received a lesser allocation for that year because of (i) the Participant’s failure to complete 500 hours of service; (ii) the Participant’s failure to make mandatory employee contributions to the plan; or (iii) Compensation less than a stated amount.
(b)    For purposes of computing the minimum allocation, Compensation shall mean the same as the “Participant’s 415 Compensation” as defined in Section 4.05(c) above.
(c)    The provision in (a) above shall not apply to any Participant who was not employed by the Company on the last day of the Plan Year.
(d)    For purposes of the provision in (a) above Company contributions allocated under any other defined contribution plan of the Company, in which any key employee participates or which enables another defined contribution plan to meet the requirements of Sections 401(a)(4) or 410 of the Code, shall be considered contributions allocated under this Plan.
(e)    In the case of any non-Key Employee Participant who is also a participant in any defined benefit plan of the Company, the foregoing provisions of this Section 16.02 shall be applied, but with 5% substituted for 3%.
(f)    Neither Before-Tax Contributions, Roth Contributions nor Matching Contributions may be taken into account for the purpose of satisfying the minimum top-heavy contribution requirements.
(g)    Notwithstanding the above, in the event the minimum allocation is less than 3%, Before-Tax Contributions and Roth Contributions shall be taken into account in determining contributions made on behalf of key employees.
15.03    Non-forfeitability of Minimum Allocation. The minimum allocation required (to the extent required to be non-forfeitable under Section 416(b) of the Code) may not be forfeited under Sections 411(a)(3)(B) or 411(a)(3)(D) of the Code.
15.04    Compensation Limitation. For any Plan Year in which the Plan is Top-Heavy, only the first $265,000 (or such larger amount as may be prescribed by the Secretary) of a Participant’s Annual Compensation shall be taken into account for purposes of determining Company contributions under the Plan.
15.05    Top-Heavy Compensation. The term “Top-Heavy Compensation” shall mean the same as the term “Annual Compensation” is defined in Section 2.06.
15.06    Top-Heavy Valuation Date. For purpose of computing the Top-Heavy Ratio, the valuation date shall be the last day of each Year.

ARTICLE XVI

MISCELLANEOUS MATTERS
16.01    Expenses of Administration. All expenses of administering the Plan, including applicable Trustee’s fees, Investment Manager’s fees, and all other necessary expenses which may arise in connection with carrying out the Plan shall be paid either by the Company or from the Trust, as determined by the Company in its sole discretion.
16.02    Notices by the Company to the Trustee and Committee. The Company shall, as of the last day of each Year and as often during the Year as necessary, furnish written notice to Trustee and the Committee of the termination of employment of any Participant and the date and reason therefor. Any determination of the Company or any statement of a fact or matter required to be disclosed by the Company’s records pertinent to the administration of the Trust shall be communicated promptly to Trustee and the Committee and evidenced by a certified copy of a resolution of the Board of Directors or by a certificate of a duly authorized officer of the Company.
16.03    No Recovery by the Company. It shall be impossible under any condition for any part of the corpus or income of the Trust to be used for or diverted to purposes other than for the exclusive benefit of the Participants and their Beneficiaries and for the payment of expenses of the Trust as herein provided; provided, however, that nothing herein shall be construed to prohibit the return of a contribution to the Company in the following circumstances:
(a)    Where contributions are made by the Company by a mistake of fact and are returned to the Company within one year after the payment of the contribution.
(b)    Where the contribution is conditioned on the deductibility of the contribution under the Code, to the extent the deduction is disallowed, where the contribution is returned to the Company (to the extent disallowed) within one year after the disallowance of the deduction.
16.04    Governing Law. The validity, construction and all rights under this Plan shall be governed by the laws of the United States under ERISA. To the extent that ERISA shall not be held to have pre-empted local law, the Plan shall be administered and construed under and governed by the laws of the State of Indiana.
16.05    Inspection of Records by Participants. No Participant or his Beneficiary shall have the right to inspect the records of the Trust as they pertain to the credit or the Account of any other Participant.
16.06    Construction of Plan. The Article and Section headings and numbers are included only for the convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms or provisions of this Plan.
16.07    Persons Under Legal Disability. In the case of any distribution to a minor or other person under legal disability, the Committee may direct that such distribution be paid to the legal guardian or the duly appointed legal representative, or if none, to a parent of such Beneficiary. Such payment to the legal guardian or the duly appointed legal representative or parent of a minor Beneficiary shall fully discharge the Trustee, the Company, Committee and Plan from further liability on account thereof. If a guardian, legal representative or conservator of the estate of any Participant or Beneficiary receiving or claiming any benefits under this Plan shall be appointed by a court of competent jurisdiction or if the Participant or Beneficiary has empowered an attorney-in-fact under a power of attorney to receive such benefits, payments otherwise payable to such Participant or Beneficiary shall be paid to such guardian, legal representative or conservator, and any such payment so made shall be a complete discharge of any liability therefor of the Trustee, the Company and Plan.
16.08    Spendthrift Provision. None of the benefits under the Plan are subject to the claims of creditors of Participants, retired Participants, or their Beneficiaries, and shall not be subject to attachment or any other legal process. Neither a Participant, a retired Participant, nor any Beneficiary, may assign, sell, borrow on or otherwise encumber any of his beneficial interest in this Plan, nor shall any such benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of any such Participant, retired Participant or Beneficiary; provided, however, that a Loan made to a Participant or Beneficiary shall not be treated as an assignment or alienation if such Loan is secured by the Participant’s accrued Non-forfeitable benefit and is exempt from any tax imposed by the Code relating to taxes on prohibited transactions. If any such Participant, retired Participant or Beneficiary should become bankrupt, or anticipate, sell, alienate, transfer, pledge, assign, encumber or charge any benefit as specifically provided herein, or attempt so to do, or if a court of competent jurisdiction should enter an order purporting to subject the interest of any such person to the claim of any creditor, then such benefit shall, at the discretion of the Committee, be applied, in whole or in part, to or for the benefit of such Participant, retired Participant or Beneficiary in such manner and in such proportion as the Committee may deem proper.
As set forth in Section 16.17, the Account of any Participant, however, shall be subject to and payable in accordance with the applicable requirements of any qualified domestic relations order, as that term is defined in Code Section 414(p), and the Committee shall direct the Trustee to provide for payment from a Participant’s Account in accordance with such order and with the provisions of Code Section 414(p) and any Regulations promulgated thereunder. A payment from a Participant’s Account may be made to an alternate payee (as defined in Code Section 414(p)(8) prior to the date the Participant reaches his earliest retirement age (as defined in Code Section 414(p)(4)(B)) if such payments are made pursuant to a qualified domestic relations order. All such payments pursuant to a qualified domestic relations order shall be subject to reasonable rules and regulations promulgated by the Committee respecting the time of payment pursuant to such order and the valuation of the Participant’s Account or Accounts from which payment is made; provided that all such payments are made in accordance with such order and Code Section 414(p). The balance of an Account that is subject to any qualified domestic relations order shall be reduced by the amount of any payment made pursuant to such order.
The Account of any Participant may also be offset by an amount set forth in a court order or requirement to pay that arises from (a) a judgment of conviction for a crime involving the Plan, (b) a civil judgment (or consent order or decree) that is entered by a court in an action brought in connection with a breach (or alleged breach) of a fiduciary duty under ERISA, or (c) a settlement agreement entered into by the Participant with either the Secretary of Labor or the Pension Benefit Guaranty Corporation in connection with a breach of fiduciary duty under ERISA by a fiduciary or any other person.
16.09    Condition of Qualification. This Plan is established and contributions thereto are made on the condition that it shall be approved and qualified by the Internal Revenue Service as meeting the applicable requirements of the Code and Regulations issued thereunder. In the event that the Commissioner of the Internal Revenue determines that the Plan is not initially qualified under the Code, any contribution made incident to that initial qualification by the Company must be returned to the Company within one year after the date the initial qualification is denied, but only if the application for the qualification is made by the time prescribed by law for filing the Company’s return for the taxable year in which the Plan is adopted, or such later date as the Secretary of the Treasury may prescribe.
This Section 16.09 shall be void and of no effect if this Plan constitutes the amendment and restatement of a Plan for which a federal qualification letter has already been received from the Internal Revenue Service.
16.10    Merger. In the case of a merger or consolidation with, or transfer of assets or liabilities to, this Plan and another plan or plans, each Participant must be entitled to receive a benefit immediately after such merger upon termination of the Plan equal to the value of the benefit he would have received if the Plan had terminated immediately prior to such merger.
16.11    Successors and Assigns. Subject to all of the provisions hereof, this Plan shall be binding upon, and inure to the benefit of, the heirs, legatees, personal representatives, successors and assigns of the Company, the Trustee, all Participants and all Beneficiaries.
16.12    Gender and Number. Wherever any words are used herein in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply, and wherever any words are used herein in the singular form they shall be construed as though they were also used in the plural form in all cases where they would so apply.
16.13    Participant’s Rights. Neither the establishment of the Plan hereby created, nor any modification thereof, nor the creation of any fund or account, nor the payment of any benefits, shall be construed as giving to any Participant or other person any legal or equitable right against the Company, or any officer or employee thereof, or the Trustee, except as provided herein.
Nothing contained in this Plan shall be construed to add directly or indirectly to the rights of the Employees against the Company. The action of the Company in creating this Plan or any other action contemplated by either the Company or its Employees, shall not be construed to constitute or evidence any contractual relationship between the Company and any Employee, or as a right of any Employee to continue in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause. The Company shall have the absolute right to deal with any Employee who may be a Participant hereunder at any time as if the Plan had never been created. Nothing herein contained shall be construed as placing any obligation whatever upon the Company to see that any distribution to a Participant is made at any time from the trust fund, and the Company shall not be liable to any person whatever in respect to payments from the trust fund. Each Participant and Beneficiary or other person entitled at any time to payments hereunder shall look solely to the assets of the trust fund for such payments.
16.14    No Guarantee. Neither the Trustee nor the Company nor any of its officers nor any member of the Board of Directors of the Company in any way guarantee the Trust fund against loss or depreciation.
16.15    Overpayments, Recoupment. If a Participant or Beneficiary receives an erroneous payment or payments to which such Participant or Beneficiary is not entitled under the terms and provisions of the Plan, repayment of the amount of the erroneous payments shall be made by the person receiving such payment. In the event the Participant or Beneficiary fails to return the overpayment, the Administrator is authorized, in its discretion, to collect such erroneous payments made from the Plan. If other efforts fail to recover the excess payments, legal action may be instituted and/or payments to the Participant or Beneficiary may be offset against the erroneous payments.
16.16    Counterparts. The Plan may be executed in two or more counterparts, any one of which will be an original without reference to the others.
16.17    Qualified Domestic Relation Orders (“QDROs”). Upon receipt of a domestic relations order by the Plan, the Committee shall promptly notify the Participant and any alternate payee of the receipt of such order and provide a copy of the order to the Participant and any alternate payee. The Committee shall notify such individuals of the Plan’s procedures for determining the qualified status of the domestic relations order. The qualified status of such order shall be determined within a reasonable period after receipt of the order. If it is determined that the order is a Qualified Domestic Relations Order, then the Committee shall promptly comply with all of the terms and provisions of the order. A distribution to an “alternate payee” shall be permitted even if the affected Participant has not reached his “earliest retirement age” under the Plan.
During the period in which the qualified status of the domestic relations order is being determined, the Committee shall separately account for the amounts which would have been payable to the alternate payee during such period as if the order had been initially determined to be qualified. If the order is determined to be qualified within 18 months of receipt, the Committee shall pay the segregated amounts (plus any interest thereon) to the person or persons specified in the order. If the order is not determined to be qualified within 18 months, or the status of the order is not resolved, then the Committee shall pay the segregated amount (plus interest) to the person or persons who would have been entitled to such amounts if there had been no order. Any determination that an order is qualified after the 18 month period shall be applied prospectively only.
16.18    Special Rules Relating to Veterans Reemployment Rights Under USERRA and the HEART Act. The following special provisions of this Section shall apply to an Employee or Participant who is reemployed in accordance with the reemployment provisions of USERRA following a period of qualifying military service (as determined under USERRA):

(a)    Each period of qualifying military service served by an Employer or Participant shall, upon such reemployment, be deemed to constitute service with the Company for all purposes of the Plan.
(b)    The Participant shall be permitted to make up Before-Tax Contributions and Roth Contributions missed during the period of qualifying military service. The Participant shall have a period of time beginning on the date of the Participant’s reemployment with the Company following his period of qualifying military service and extending over the lesser of (i) the product of three and the Participant’s period of qualifying military service, and (ii) five years, to make up such missed Before-Tax Contributions and Roth Contributions.
(c)    If the reemployed Participant elects to make up Before-Tax Contributions and/or Roth Contributions in accordance with subsection (b) above, the Company shall make any Matching Contributions that would have been made on behalf of such Participant had the Participant made such Before-Tax Contributions and/or Roth Contributions during the period of qualifying military service.
(d)    The Company shall not (i) credit earnings to a Participant’s Account with respect to any Before-Tax Contribution, Roth Contribution, Matching Contribution, Company Contribution or Service Contribution before such Contribution is actually made, or (ii) make up any allocation of forfeitures with respect to the period of qualifying military service.
(e)    A reemployed Participant shall be entitled to the portion of his Account attributable to Before-Tax Contributions or Roth Contributions only if such Contributions are actually made.
(f)    For all purposes under the Plan, including the Company’s liability for making contributions on behalf of a reemployed Participant as described above, the Participant shall be treated as having received Annual Compensation from the Company based on the rate of Annual Compensation the Participant would have received during the period of qualifying military service, or if that rate is not reasonably certain, on the basis of the Participant’s average rate of Annual Compensation during the 12-month period immediately preceding such period.
(g)    If a Participant makes a Before-Tax Contribution or Roth Contribution or the Company makes a Matching Contribution, Company Contribution and/or Service Contribution in accordance with the foregoing provisions of this Section 16.18.
(i)    such Contributions shall not be subject to any otherwise applicable limitation under Code Sections 402(g), 404(a) or 415, and shall not be taken into account in applying such limitations to other Participant or Company contributions under the Plan or any other plan, with respect to the year in which such Contributions are made, and such Contributions shall be subject to these limitations only with respect to the year to which such Contributions relate and only in accordance with Regulations prescribed by the Internal Revenue Service; and

(ii)    the Plan shall not be treated as failing to meet the requirements of Code Sections 401(a)(4), 401(k)(3), 401(k)(11), 401(k)12, 401(m), 410(b) or 416 by reason of such Contributions.
(h)    Pursuant to Code Section 401(a)(37), the survivors of any Participant who dies on or after January 1, 2007 while performing qualifying military service shall be entitled to any additional benefits (other than benefit accruals relating to the period of qualifying military service) that would have been provided to them under the Plan had the Participant resumed and then terminated employment on account of death.
16.19    Protected Benefits. Notwithstanding any term or condition expressed or implied to the contrary in this amended and restated Plan, nothing herein shall be construed to reduce or eliminate any protected benefit (as such term is defined in Section 411(d)(6) of the Code) with respect to the benefits accrued by any Participant prior to the effective date of any provision of this amended and restated Plan, except to the extent provided by Section 411(d)(6).
In addition, all of the assets and liabilities of the Franklin Electric Co., Inc. Savings Plan (“Savings Plan”) were transferred to this Plan, effective as of January 1, 1995, and nothing herein shall be construed to reduce or eliminate any protected benefit (as such term is defined in Section 411(d)(6) of the Code) with respect to the benefits accrued by any Participant in the Savings Plan as of the time of such merger, except to the extent provided by Section 411(d)(6).
ARTICLE XVII

PROVISIONS RELATING TO PRIOR PLANS
17.01    Merger of Prior Plans into the Plan. Effective as of the applicable Merger Date set forth in Exhibit A to the Plan, each plan identified on Exhibit A (“Prior Plan”) shall be merged into the Plan.
17.02    Prior Plan Accounts. Accounts maintained for participants in a Prior Plan, or in the event of their deaths, their beneficiaries ("Prior Plan Participants") shall be held in Prior Plan Accounts maintained on their behalf under the Plan.
17.03    Eligibility to Participate. Each Prior Plan Participant shall become a Participant in the Plan with respect to his Prior Plan Account effective as of the applicable date set forth in Exhibit A.
17.04    Before-Tax Contributions. As of the first day following the applicable date Prior Plan Participants become eligible to participate in the Plan as set forth in Exhibit A, Prior Plan Participants shall be eligible to make Before-Tax Contributions in accordance with subsection 4.01(a) of the Plan.
17.05    Matching Contributions. The Company shall make Matching Contributions on behalf of the Prior Plan Participants in accordance with Section 4.01(c) of the Plan, with respect to Before-Tax Contributions made under the Plan.

17.06    Non-forfeitable. The Prior Plan Account of each Prior Plan Participant shall be Non-forfeitable at all times.
17.07    Directed Investment. Each Prior Plan Participant may direct the investment of his Prior Plan Account in accordance with Section 8.02.
17.08    In-Service Withdrawals.
(a)    Each Prior Plan Participant may elect a hardship distribution of the before-tax contributions in his Prior Plan Account in accordance with Section 6.10 of the Plan.
(b)    Each Prior Plan Participant who has attained 59½ may also elect to withdraw prior to termination of employment the portion of his Prior Plan Account attributable to before-tax contributions, matching contributions, qualified matching contributions, discretionary nonelective contributions and qualified nonelective contributions, as applicable, not being used as security for a loan, determined as of the Valuation Date coinciding with as of which the date the distribution is made.
(c)    Each Prior Plan Participant in the Phil-Tite Enterprises 401(k) Profit Sharing Plan may elect to withdraw the portion of his Prior Plan Account attributable to matching contributions and profit sharing contributions not being used as security for a loan, provided that such Prior Plan Participant has five Years of Service at the time of such withdrawal or such amounts are not attributable to the current Plan Year and the two preceding Plan Years, determined as of the Valuation Date coinciding with the date as of which the distribution is made. Any amounts attributable to the Phil-Tite Enterprise, Inc. Money Purchase Pension Plan shall not be available for withdrawal prior to the Participant’s termination of employment.
17.09    Payment of Account Balance. Distribution of a Prior Plan Participant’s Prior Plan Account shall be made in accordance with the provisions of Section 6.05.
17.10    Loans. Effective as of the applicable Prior Plan Merger Date set forth in Exhibit A, loans will be available to Prior Plan Participants under the Plan in accordance with Section 6.14. In the event that a Prior Plan Participant has a loan outstanding under a Prior Plan at the time the Trustee receives a direct transfer of such Prior Plan Participant’s accounts from the trustee under the Prior Plan, such loan shall be transferred to and assumed by the Trustee. Any loan made to a Prior Plan Participant under the Prior Plan prior to the applicable Prior Plan Merger Date shall be subject to the terms and conditions set forth in the Prior Plan as in effect at the time such loan was made.
17.11    Use of Terms. All terms and provisions of the Plan shall apply to this Article XVII except that where terms and provisions of the Plan and this Article XVII conflict, the terms and provisions of this Article XVII shall govern.
ARTICLE XVIII

PROVISIONS RELATING TO FRANKLIN ELECTRIC CO., INC. EMPLOYEE STOCK OWNERSHIP PLAN
18.01    Merger of Franklin Electric Co., Inc. Employee Stock Ownership Plan into the Plan. Effective as of August 5, 2010 (the “ESOP Merger Date”), the Franklin Electric Co., Inc. Employee Stock Ownership Plan (“ESOP”) was merged into the Plan.
18.02    ESOP Accounts. The Accounts maintained for participants in the ESOP, or in the event of their deaths, their beneficiaries ("ESOP Participants") are held in ESOP Accounts maintained on their behalf under the Plan.
18.03    Vesting.
(a)    The portion of each ESOP Account attributable to an ESOP Participant’s Matching Benefits Account and Participant Contribution Account is fully vested and non-forfeitable at all times.
(b)    With respect to the portion of each ESOP Account attributable to an ESOP Participant’s Company Benefits Account: (i) such portion held by an ESOP Participant who was employed by the Company on December 31, 2009 was fully vested and non-forfeitable as of January 2010, and (ii) such portion held by an ESOP Participant who terminated employment with the Company prior to January 1, 2010 was vested pursuant to the ESOP vesting schedule reproduced below, and any portion not vested as of the ESOP Participant’s date of termination was forfeited and allocated to the ESOP Accounts of other ESOP Participants pursuant to Section 8.06 of the ESOP.
Years of                    Vesting Percentage

Service with Company	of Company Benefits Account

1	0%

2	20%

3	40%

4	60%

5	80%

6	100%

(c)    Any ESOP Participant described in (b)(ii) above who returns to employment with the Company on or after January 1, 2010 shall become vested in his Company Benefits Account pursuant to the ESOP vesting schedule reproduced above, provided such Participant is eligible to have such benefit restored according to the forfeiture provisions of Section 8.06 of the ESOP and satisfies the buy-back requirements of Section 8.10 of the ESOP (as necessary). The Plan shall calculate such Participant’s Years of Service for the purposes of this Section by using the Hours of Service computation method as determined under the ESOP or the elapsed time method set forth in Section 2.43, whichever calculation produces a greater number of Years of Service for the Participant.

(d)    Notwithstanding the foregoing, a Participant described in (b)(ii) above who attained age 65 prior to termination of employment was fully vested in all portions of his ESOP Account.
18.04    Directed Investment. Each ESOP Account shall be held in whole shares of Company Stock, and fractional shares shall be held in cash. Each ESOP Participant may at any time direct the transfer of his ESOP Account to other accounts as follows:
(a)    the portion of each ESOP Account attributable to an ESOP Participant’s Matching Benefits Account and Company Benefits Account under the ESOP may be transferred to the portion of his Account attributable to Matching Contributions; and
(b)    the portion of each ESOP Account attributable to an ESOP Participant’s Participant Contribution Account under the ESOP may be transferred to the portion of his Account attributable to After-Tax Contributions.
Once amounts are transferred from the ESOP Account, they shall be invested in accordance with Section 8.02. The ESOP Account shall be subject to the voting and tender rights set forth in Article XI of the ESOP and the dividend payment provisions set forth in Section 13.02 of the ESOP.
18.05    ESOP References. All references to ESOP Sections in this Article XVIII shall mean those ESOP Sections as in effect immediately prior to the ESOP Merger Date.
ARTICLE XIX

ACCOUNTS TRANSFERRED FROM AMCHECK PORTLAND 401(K) PLAN FOR EMPLOYEES OF CERUS INDUSTRIAL
19.01    Use of Terms. All terms and provisions of the Plan shall apply to this Article XIX except that where terms and provisions of the Plan and this Article XIX conflict, the terms and provisions of this Article XIX shall govern.
19.02    Transfer of Accounts. Effective as of December 31, 2012, accounts maintained for Participants who are former participants, or in the event of their deaths, their beneficiaries in the Amcheck Portland 401(k) Plan (the “Cerus Plan”) have been transferred and held in Cerus Plan Accounts maintained on their behalf under the Plan. Each Participant with a Cerus Plan Account is a “Cerus Plan Participant” for purposes of this Article XIX. Separate sub-accounts in the Cerus Plan Accounts are maintained for each Cerus Plan Participant’s Elective Contribution Account, Roth Contribution Account and Rollover Contribution Account, as applicable, maintained in the Cerus Plan.
19.03    Non-forfeitable. The Cerus Plan Account of each Cerus Plan Participant is Non-forfeitable at all times.
19.04    Elective Contribution and Rollover Contribution Sub-Accounts. Except as otherwise provided in this Article XIX, the sub-accounts in each Cerus Plan Account attributable to a Cerus Plan Participant’s Elective Contribution Account and Rollover Contribution Account in the Cerus

Plan are subject to the provisions of the Plan applicable to Before-Tax Contributions and Rollover Accounts, respectively.
19.05    Roth Contribution Sub-Account. The Trustee and the Committee shall manage the sub-account in each Cerus Plan Account attributable to a Cerus Plan Participant’s Roth Contribution Account in the Cerus Plan in a manner consistent with the Roth contribution rules in Code Section 402A and the Treasury Regulations and other applicable guidance thereunder, all of which are hereby incorporated by reference.
19.06    Directed Investment. Each Cerus Plan Participant may direct the investment of his Cerus Plan Account in accordance with Section 8.02.
19.07    In-Service Withdrawals.
(a)    Each Cerus Plan Participant may at any time elect to withdraw, prior to termination of employment, any amount from the sub-account in his Cerus Plan Account attributable to his Rollover Contribution Account in the Cerus Plan.
(b)    Each Cerus Plan Participant may elect a hardship distribution of any amount in his Cerus Plan Account in accordance with Section 6.10 of the Plan.
19.08    Payment of Account Balance. Distribution of a Cerus Plan Participant’s Cerus Plan Account shall be made in accordance with the provisions of Section 6.05.
19.09    Loans. Loans will be available to Cerus Plan Participants under the Plan in accordance with Section 6.14.
ARTICLE XX

ACCOUNTS TRANSFERRED FROM PIONEER PUMP, INC. 401(K) PLAN
20.01    Use of Terms. All terms and provisions of the Plan shall apply to this Article XX except that where terms and provisions of the Plan and this Article XX conflict, the terms and provisions of this Article XX shall govern.
20.02    Transfer of Accounts. Effective as of December 31, 2015, accounts maintained for Participants who are former participants, or in the event of their deaths, their beneficiaries in the Pioneer Pump, Inc. 401(k) Plan (the “Pioneer Plan”) have been transferred and held in Pioneer Plan Accounts maintained on their behalf under the Plan. Each Participant with a Pioneer Plan Account is a “Pioneer Plan Participant” for purposes of this Article XX. Separate sub-accounts in the Pioneer Plan Accounts are maintained for each Pioneer Plan Participant’s Elective Contribution Account, Roth Contribution Account, Company Contribution Account, Matching Contribution Account and Rollover Contribution Account, as applicable, maintained in the Pioneer Plan.
20.03    Non-forfeitable. The Pioneer Plan Account of each Pioneer Plan Participant is Non-forfeitable at all times.

20.04    Elective Contribution and Rollover Contribution Sub-Accounts. Except as otherwise provided in this Article XX, the sub-accounts in each Pioneer Plan Account attributable to a Pioneer Plan Participant’s Elective Contribution Account and Rollover Contribution Account in the Pioneer Plan are subject to the provisions of the Plan applicable to Before-Tax Contributions and Rollover Accounts, respectively.
20.05    Roth Contribution Sub-Account. Except as otherwise provided in this Article XX, the sub-account in each Pioneer Plan Account attributable to a Pioneer Plan Participant’s Roth Contribution Account in the Pioneer Plan is subject to the provisions of the Plan applicable to Roth Contributions. The Trustee and the Committee shall manage the sub-account in each Pioneer Plan Account attributable to a Pioneer Plan Participant’s Roth Contribution Account in the Pioneer Plan in a manner consistent with the Roth contribution rules in Code Section 402A and the Treasury Regulations and other applicable guidance thereunder, all of which are hereby incorporated by reference.
20.06    Directed Investment. Each Pioneer Plan Participant may direct the investment of his Pioneer Plan Account in accordance with Section 8.02.
20.07    In-Service Withdrawals.
(a)    Each Pioneer Plan Participant may at any time elect to withdraw, prior to termination of employment, any amount from the sub-account in his Pioneer Plan Account attributable to his Rollover Contribution Account in the Pioneer Plan.
(b)    Each Pioneer Plan Participant may elect a distribution of any amount in his Pioneer Plan Account upon attaining age 59½ in accordance with Section 6.11 of the Plan.
20.08    Payment of Account Balance. Distribution of a Pioneer Plan Participant’s Pioneer Plan Account shall be made in accordance with the provisions of Section 6.05.
20.09    Loans. Loans will be available to Pioneer Plan Participants under the Plan in accordance with Section 6.14, and any outstanding loans transferred to the Plan shall be subject to the provisions of Section 6.14.
*        *        *
IN WITNESS WHEREOF, the Company has caused this Plan to be executed as of the this 23rd day of December, 2015.
FRANKLIN ELECTRIC CO., INC.
/s/ John J. Haines
John J. Haines
Chief Financial Officer

/s/ Thomas J. Strupp
Thomas J. Strupp
Vice President-Global Human Resources

Exhibit A
Exhibit A includes the name of each Prior Plan and information regarding the date Prior Plan employees become eligible to participate in the Plan, the effective date of the merger and the forms of payment available under the Prior Plan.

Name of Plan	Date of Eligibility to Participate	Prior Plan Merger Date
APT 401k Plan	November 1, 2002	October 31, 2002
EBW, Inc. Profit Sharing Plan and Trust	November 1, 2002	October 31, 2002
EBW, Inc. Hourly Employees 401k Plan	November 1, 2002	October 31, 2002
Intelligent Controls, Inc. Incentive Savings Plan	June 1, 2003	May 31, 2003
Phil-Tite Enterprises, Inc. 401(k) Profit Sharing Plan	January 5, 2006	January 5, 2006

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